 Filed pursuant to Rule 424(b)(5)
 Registration No. 333-293636
Prospectus Supplement
(To Prospectus dated February 23, 2026)
$20,000,000,000
Abbott Laboratories
$1,000,000,000 Floating Rate Notes due 2029
$2,250,000,000 3.700% Notes due 2029
$2,500,000,000 4.000% Notes due 2031
$2,750,000,000 4.300% Notes due 2033
$3,750,000,000 4.650% Notes due 2036
$2,000,000,000 4.750% Notes due 2038
$3,750,000,000 5.500% Notes due 2056
$2,000,000,000 5.600% Notes due 2066

Abbott Laboratories (“Abbott” or the “Company”) is offering $1,000,000,000 aggregate principal amount of Floating Rate Notes due 2029 (the “Floating Rate Notes”), $2,250,000,000 aggregate principal amount of 3.700% Notes due 2029 (the “2029 Notes”), $2,500,000,000 aggregate principal amount of 4.000% Notes due 2031 (the “2031 Notes”), $2,750,000,000 aggregate principal amount of 4.300% Notes due 2033 (the “2033 Notes”), $3,750,000,000 aggregate principal amount of 4.650% Notes due 2036 (the “2036 Notes”), $2,000,000,000 aggregate principal amount of 4.750% Notes due 2038 (the “2038 Notes”), $3,750,000,000 aggregate principal amount of 5.500% Notes due 2056 (the “2056 Notes”) and $2,000,000,000 aggregate principal amount of 5.600% Notes due 2066 (the “2066 Notes” and, together with the 2029 Notes, 2031 Notes, 2033 Notes, 2036 Notes, 2038 Notes and 2056 Notes, the “Fixed Rate Notes” and the Fixed Rate Notes together with the Floating Rate Notes, the “notes”). The Floating Rate Notes will bear interest at a floating rate equal to a benchmark rate, which will initially be Compounded SOFR (as defined herein), plus a spread of 0.500% per annum. Interest on the Floating Rate Notes will be paid on each March 9, June 9, September 9 and December 9, commencing on June 9, 2026. Interest on the 2029 Notes will be paid semi-annually in arrears on March 9 and September 9 in each year, commencing on September 9, 2026. Interest on the 2031 Notes, 2033 Notes, 2036 Notes, 2038 Notes, 2056 Notes and 2066 Notes will be paid semi-annually in arrears on March 15 and September 15 in each year, commencing on September 15, 2026. The Floating Rate Notes will mature on March 9, 2029, the 2029 Notes will mature on March 9, 2029, the 2031 Notes will mature on March 15, 2031, the 2033 Notes will mature on March 15, 2033, the 2036 Notes will mature on March 15, 2036, the 2038 Notes will mature on March 15, 2038, the 2056 Notes will mature on March 15, 2056, and the 2066 Notes will mature on March 15, 2066. We may redeem some or all of the Fixed Rate Notes of each series at any time at our option, in whole or from time to time in part. The redemption prices are discussed under the heading “Description of Notes — Redemption of the Notes — Optional Redemption.”
On November 19, 2025, we entered into an Agreement and Plan of Merger (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”) with Exact Sciences Corporation, a Delaware corporation (“Exact Sciences”), and Badger Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Abbott (“Merger Sub”). Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, Merger Sub will merge with and into Exact Sciences (the “Merger”), with Exact Sciences surviving the Merger as a direct, wholly owned subsidiary of Abbott. Absent a Special Mandatory Redemption (as defined herein), we intend to use the net proceeds from this offering, together with cash on hand and/or additional borrowings (which may include, among other things, issuances of commercial paper), to fund the consideration for the Exact Sciences Acquisition (as defined herein), to repay certain indebtedness of Exact Sciences, to pay related fees and expenses, and for general corporate purposes, which may include, without limitation, the repayment of indebtedness. See the section entitled “Use of Proceeds.” In the event that (x) the Exact Sciences Acquisition is not consummated on or prior to the date that is five (5) business days after the later of (i) February 17, 2027 or (ii) any later date as the parties to the Merger Agreement may agree as the “End Date” thereunder or (y) we notify the trustee in writing that we will not pursue the consummation of the Exact Sciences Acquisition, we will be required to redeem the notes then outstanding at a redemption price equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date (as defined herein). See “Description of Notes — Redemption of the Notes — Special Mandatory Redemption.”
The notes will be our unsecured, unsubordinated debt obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated debt obligations from time to time outstanding.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement. You should also consider the risk factors described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.
	Price to Public(1)	Underwriting Discounts	Proceeds, Before Expenses, to Us(1)
Per Floating Rate Note	100.000%	0.250%	99.750%
Total	$1,000,000,000	$2,500,000	$997,500,000
Per 2029 Note	99.873%	0.250%	99.623%
Total	$2,247,142,500	$5,625,000	$2,241,517,500
Per 2031 Note	99.855%	0.350%	99.505%
Total	$2,496,375,000	$8,750,000	$2,487,625,000
Per 2033 Note	99.813%	0.400%	99.413%
Total	$2,744,857,500	$11,000,000	$2,733,857,500
Per 2036 Note	99.753%	0.450%	99.303%
Total	$3,740,737,500	$16,875,000	$3,723,862,500
Per 2038 Note	99.718%	0.475%	99.243%
Total	$1,994,360,000	$9,500,000	$1,984,860,000
Per 2056 Note	99.882%	0.875%	99.007%
Total	$3,745,575,000	$32,812,500	$3,712,762,500
Per 2066 Note	99.872%	0.875%	98.997%
Total	$1,997,440,000	$17,500,000	$1,979,940,000

(1)
Plus accrued interest from March 9, 2026, if settlement occurs after that date.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The notes will not be listed on any national securities exchange. Currently, there are no public markets for the notes.
The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., against payment in New York, New York on or about March 9, 2026.

Joint Book-Running Managers
Morgan Stanley (All Notes)	Barclays (All Notes)	BofA Securities (All Notes)	J.P. Morgan (All Notes)
BNP PARIBAS (2031 Notes, 2038 Notes)	Citigroup (Floating Rate Notes, 2029 Notes, 2066 Notes)	Deutsche Bank Securities (2056 Notes)	MUFG (2033 Notes)	SOCIETE GENERALE (2036 Notes)
Senior Co-Managers
BNP PARIBAS (Floating Rate Notes, 2029 Notes, 2033 Notes, 2036 Notes, 2056 Notes, 2066 Notes)	Citigroup (2031 Notes, 2033 Notes, 2036 Notes, 2038 Notes, 2056 Notes)	Deutsche Bank Securities (Floating Rate Notes, 2029 Notes, 2031 Notes, 2033 Notes, 2036 Notes, 2038 Notes, 2066 Notes)
MUFG (Floating Rate Notes, 2029 Notes, 2031 Notes, 2036 Notes, 2038 Notes, 2056 Notes, 2066 Notes)	SOCIETE GENERALE (Floating Rate Notes, 2029 Notes, 2031 Notes, 2033 Notes, 2038 Notes, 2056 Notes, 2066 Notes)
Co-Managers
HSBC (All Notes)	Mizuho (All Notes)	Santander (All Notes)	Standard Chartered Bank (All Notes)	Goldman Sachs & Co. LLC (All Notes)	RBC Capital Markets (All Notes)
Siebert Williams Shank (All Notes)	Academy Securities (All Notes)	BBVA (All Notes)	ING (All Notes)	US Bancorp (All Notes)
The date of this prospectus supplement is February 23, 2026.

Prospectus Supplement
Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read the entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described in the section entitled “Where You Can Find More Information” in this prospectus supplement.
As used in this prospectus supplement, “Abbott”, “we,” “us,” and “our” refers to Abbott Laboratories, an Illinois corporation, or Abbott Laboratories and its consolidated subsidiaries, as the context requires.
Abbott and the underwriters have not authorized anyone to give any information or to make any representations concerning the securities offered hereby, except those which are in this prospectus supplement, the accompanying prospectus, any related free writing prospectus that Abbott authorizes, or any documents incorporated by reference into this prospectus supplement. Abbott and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information or representations that others may give or make to you. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities other than the debt securities that are referred to in this prospectus supplement. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy debt securities in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of this prospectus supplement, or any offer or sale of debt securities, as an indication that there has been no change in Abbott’s affairs since the date of this prospectus supplement.
You should not assume that the information in this prospectus supplement, any related free writing prospectus or any accompanying prospectus is accurate as of any date other than the date on the cover of the applicable document. Abbott’s business, financial condition, results of operations and prospects may have changed since that date.

SUMMARY
This summary highlights selected information from this prospectus supplement, the accompanying prospectus or the documents incorporated by reference and should be read together with the information contained in other parts of this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference. You should read carefully the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of this offering. You should read “Risk Factors” beginning on page S-7 of this prospectus supplement for more information about important risks that you should consider before buying the notes to be issued in connection with this offering.
General (Page S-6)
Abbott Laboratories is an Illinois corporation, incorporated in 1900. Abbott’s principal business is the discovery, development, manufacture and sale of a broad line of healthcare products. Abbott’s products are generally sold directly to retailers, wholesalers, hospitals, healthcare facilities, laboratories, physicians’ offices and government agencies throughout the world. See the section entitled “Abbott Laboratories.”
The Offering (Page S-17)
For a more complete description of the terms of the notes, see the section entitled “Description of Notes.”
Issuer:
Abbott Laboratories
Securities Offered:
$1,000,000,000 aggregate principal amount of Floating Rate Notes due 2029
$2,250,000,000 aggregate principal amount of 3.700% Notes due 2029
$2,500,000,000 aggregate principal amount of 4.000% Notes due 2031
$2,750,000,000 aggregate principal amount of 4.300% Notes due 2033
$3,750,000,000 aggregate principal amount of 4.650% Notes due 2036
$2,000,000,000 aggregate principal amount of 4.750% Notes due 2038
$3,750,000,000 aggregate principal amount of 5.500% Notes due 2056
$2,000,000,000 aggregate principal amount of 5.600% Notes due 2066
Floating Rate Notes:
Interest Rate
The Floating Rate Notes will bear interest at a floating rate equal to a benchmark rate, which will initially be Compounded SOFR, plus a spread of 0.500% per year, accruing from March 9, 2026
Interest Payment Dates
Abbott will pay interest on the Floating Rate Notes on each March 9, June 9, September 9, and December 9, commencing on June 9, 2026

2029 Notes:
Interest Rate
3.700% per year, accruing from March 9, 2026
Interest Payment Dates
Semi-annually in arrears on March 9 and September 9 in each year, commencing on September 9, 2026
2031 Notes:
Interest Rate
4.000% per year, accruing from March 9, 2026
Interest Payment Dates
Semi-annually in arrears on March 15 and September 15 in each year, commencing on September 15, 2026
2033 Notes:
Interest Rate
4.300% per year, accruing from March 9, 2026
Interest Payment Dates
Semi-annually in arrears on March 15 and September 15 in each year, commencing on September 15, 2026
2036 Notes:
Interest Rate
4.650% per year, accruing from March 9, 2026
Interest Payment Dates
Semi-annually in arrears on March 15 and September 15 in each year, commencing on September 15, 2026
2038 Notes:
Interest Rate
4.750% per year, accruing from March 9, 2026
Interest Payment Dates
Semi-annually in arrears on March 15 and September 15 in each year, commencing on September 15, 2026
2056 Notes:
Interest Rate
5.500% per year, accruing from March 9, 2026
Interest Payment Dates
Semi-annually in arrears on March 15 and September 15 in each year, commencing on September 15, 2026
2066 Notes:
Interest Rate
5.600% per year, accruing from March 9, 2026
Interest Payment Dates
Semi-annually in arrears on March 15 and September 15 in each year, commencing on September 15, 2026
Ranking:
The notes will be Abbott’s unsecured, unsubordinated debt obligations and will rank equally in right of payment with all of Abbott’s other unsecured and unsubordinated debt obligations from time to time outstanding.
Use of Proceeds:
Abbott expects to use the net proceeds from the offering of the notes, together with cash on hand and/or additional borrowings (which may include, among other things, issuances of commercial paper), to fund the consideration for the Exact Sciences Acquisition, to repay certain indebtedness of Exact Sciences, to pay related fees and expenses, and for general corporate purposes, which may include, without limitation, the repayment of indebtedness. See the section entitled “Use of Proceeds.”
Optional Redemption:
The Floating Rate Notes are not redeemable prior to maturity, with the exception of a Special Mandatory Redemption.

Abbott may redeem each series of the Fixed Rate Notes at any time prior to the applicable Par Call Date (as defined below in “Description of Notes — Redemption of the Notes — Optional Redemption”) in whole or in part, in each case at Abbott’s option, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the sum of:
•
the greater of:

1.   100% of the principal amount of the Fixed Rate Notes being redeemed, or
2.   the sum of the present values of the remaining scheduled payments (through the applicable Par Call Date with respect to the Fixed Rate Notes of such series assuming for such purpose that the Fixed Rate Notes of such series matured on the applicable Par Call Date) of principal and interest on the Fixed Rate Notes being redeemed (exclusive of interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Rate (as defined below in “Description of Notes — Redemption of the Notes — Optional Redemption”) plus 5 basis points, in the case of the 2029 Notes, 10 basis points, in the case of the 2031 Notes, 10 basis points, in the case of the 2033 Notes, 10 basis points, in the case of the 2036 Notes, 15 basis points, in the case of the 2038 Notes, 15 basis points, in the case of the 2056 Notes, and 15 basis points, in the case of the 2066 Notes.
•
plus, in either case, accrued and unpaid interest, if any, to, but excluding, the redemption date on the principal amount of the Fixed Rate Notes being redeemed.

In addition, Abbott may redeem the Fixed Rate Notes of any series at any time on or after the applicable Par Call Date in whole or in part, in each case at Abbott’s option, at a redemption price equal to 100% of the principal amount of the Fixed Rate Notes of such series to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the redemption date. See the section entitled “Description of Notes — Redemption of the Notes — Optional Redemption.”
Special Mandatory Redemption:
In the event that (x) the Exact Sciences Acquisition is not consummated on or prior to the date that is five (5) business days after the later of (i) February 17, 2027 or (ii) any later date as the parties to the Merger Agreement may agree as the “End Date” thereunder or (y) we notify the trustee in writing that we will not pursue the consummation of the Exact Sciences Acquisition, we will be required to redeem the notes then outstanding at a redemption price equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date. See “Description of Notes — Redemption of the Notes — Special Mandatory Redemption.”

Risk Factors:
An investment in the notes involves various risks and prospective investors should carefully consider the matters discussed in the section entitled “Risk Factors” in this prospectus supplement, as well as the other risks described in this prospectus supplement, the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference therein, before making a decision to invest in the notes. See the section entitled “Where You Can Find More Information.”
Trustee, Paying Agent, Calculation Agent, and Securities Registrar:
U.S. Bank Trust Company, National Association

ABBOTT LABORATORIES
Abbott Laboratories is an Illinois corporation, incorporated in 1900. Abbott’s principal business is the discovery, development, manufacture and sale of a broad line of healthcare products. Abbott’s products are generally sold directly to retailers, wholesalers, hospitals, healthcare facilities, laboratories, physicians’ offices and government agencies throughout the world.
Abbott has four reportable segments: Established Pharmaceutical Products, Nutritional Products, Diagnostic Products, and Medical Devices.
Established Pharmaceutical Products — International sales of a broad line of branded generic pharmaceutical products.
Nutritional Products — Worldwide sales of a broad line of adult and pediatric nutritional products.
Diagnostic Products — Worldwide sales of diagnostic systems and tests for blood banks, hospitals, commercial laboratories, physician offices and alternate-care testing sites. For segment reporting purposes, the Core Laboratories Diagnostics, Rapid Diagnostics, Molecular Diagnostics and Point of Care Diagnostics businesses are aggregated and reported as the Diagnostic Products segment.
Medical Devices — Worldwide sales of rhythm management, electrophysiology, heart failure, vascular, structural heart, neuromodulation and diabetes care products. For segment reporting purposes, the Rhythm Management, Electrophysiology, Heart Failure, Vascular, Structural Heart, Neuromodulation and Diabetes Care businesses are aggregated and reported as the Medical Devices segment.
Abbott’s corporate offices are located at 100 Abbott Park Road, Abbott Park, Illinois 60064-6400, and the telephone number is (224) 667-6100.
Abbott also maintains an Internet site at www.abbott.com. Abbott’s website and the information contained therein or connected thereto shall not be deemed to be incorporated herein or in the accompanying prospectus, and you should not rely on any such information in making an investment decision.
Proposed Acquisition of Exact Sciences
On November 19, 2025, Abbott entered into the Merger Agreement with Exact Sciences and Merger Sub. Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, Merger Sub will merge with and into Exact Sciences, with Exact Sciences surviving the Merger as a direct, wholly owned subsidiary of Abbott. As used in this prospectus supplement, the term “Exact Sciences Acquisition” means the proposed acquisition of Exact Sciences by Abbott pursuant to the Merger Agreement. On the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each of Exact Sciences’ issued and outstanding common shares, par value $0.01 per share (the “Exact Sciences Shares”) (other than certain excluded shares) will be converted into the right to receive $105.00 in cash, without interest, less any applicable withholding taxes. The treatment at the Effective Time of Exact Sciences’ outstanding stock options, restricted stock awards, restricted stock units, performance share units, and deferred stock units is described in the Merger Agreement.
We estimate that the net proceeds from this offering will be approximately $19,825,943,100 (after deducting underwriting discounts and commissions and estimated offering expenses payable by us). We intend to use the net proceeds from this offering, together with cash on hand and/or additional borrowings (which may include, among other things, issuances of commercial paper), to fund the consideration for the Exact Sciences Acquisition, to repay certain indebtedness of Exact Sciences, to pay related fees and expenses, and for general corporate purposes, which may include, without limitation, the repayment of indebtedness. See the section entitled “Use of Proceeds.” In the event that (x) the Exact Sciences Acquisition is not consummated on or prior to the date that is five (5) business days after the later of (i) February 17, 2027 or (ii) any later date as the parties to the Merger Agreement may agree as the “End Date” thereunder or (y) we notify the trustee in writing that we will not pursue the consummation of the Exact Sciences Acquisition, we will be required to redeem the notes then outstanding at a redemption price equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date (as defined herein). See “Description of Notes —Redemption of the Notes — Special Mandatory Redemption.”

RISK FACTORS
Abbott’s business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included below and incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors incorporated by reference from Abbott’s most recent Annual Report on Form 10-K under the caption “Item 1A — Risk Factors” which is incorporated by reference herein, and the other information contained in this prospectus supplement or accompanying prospectus or incorporated by reference herein, as updated by Abbott’s subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) which also are incorporated by reference into this document. See the section entitled “Where You Can Find More Information.” In this “Risk Factors” section, (i) when we refer to the applicability of the Secured Overnight Financing Rate to the Floating Rate Notes, we mean the Floating Rate Notes at any time when the interest rate on the Floating Rate Notes is or will be determined based on the Secured Overnight Financing Rate, including Compounded SOFR, and (ii) when we refer to the “benchmark transition provisions” and certain defined terms in those provisions, we mean the benchmark transition provisions and defined terms that are described under “Description of Notes — Interest Rate on Notes — Floating Rate Notes Interest — Effect of Benchmark Transition Event.”
Risks Relating to the Notes
A public trading market for the notes may not develop.
We have not applied and do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. As a result, markets for the notes may not develop or, if any do develop, they may not be sustained. If active markets for the notes fail to develop or cannot be sustained, the trading prices and liquidity of the notes could be adversely affected.
The market prices of the notes may be volatile.
The market prices of the notes will depend on many factors that may vary over time and some of which are beyond our control, including:
•
our financial performance;

•
the amount of indebtedness we and our subsidiaries have outstanding;

•
market interest rates;

•
the market for similar securities;

•
competition; and

•
general economic conditions.

As a result of these factors, you may only be able to sell your notes at prices below those you believe to be appropriate, including prices below the price you paid for them.
An increase in interest rates could result in a decrease in the relative value of the Fixed Rate Notes.
In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value. Consequently, if you purchase the Fixed Rate Notes and market interest rates increase, the market values of your Fixed Rate Notes may decline. We cannot predict the future level of market interest rates.
Ratings of each series of notes may not reflect all risks of an investment in the notes.
We expect that the notes will be rated by at least one nationally recognized statistical rating organization. The ratings of the notes will primarily reflect our financial strength and will change in accordance with the rating of our financial strength. Any rating is not a recommendation to purchase, sell, or hold the notes. These ratings do not correspond to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety.

The notes do not restrict our ability to incur additional debt or prohibit us from taking other action that could negatively impact holders of the notes.
We are not restricted under the terms of the indenture governing the notes or the notes from incurring additional indebtedness. The terms of the indenture governing the notes limit our ability to secure additional debt without also securing the notes and to enter into sale and leaseback transactions. However, these limitations are subject to numerous exceptions. See Sections 10.6 and 10.7 of the indenture governing the notes. In addition, the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt, secure existing or future debt, or take a number of other actions that are not limited by the terms of the indenture governing the notes or the notes, including repurchasing indebtedness or common shares or preferred shares, if any, or paying dividends, could have the effect of diminishing our ability to make payments on the notes when due.
Neither we nor any of our subsidiaries have any property that has been determined to be a principal domestic property under the indenture governing the notes.
The indenture governing the notes includes covenants that, among other things, limit our ability and the ability of our domestic subsidiaries to (i) incur, issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage on any principal domestic property or on any shares of stock or debt of any domestic subsidiary without effectively providing that the notes be secured equally and ratably and (ii) enter into sale and leaseback transactions with respect to principal domestic properties. However, as of December 31, 2025, neither we, nor any of our domestic subsidiaries, have any property that constitutes a principal domestic property under the indenture governing the notes.
The chairman of our board of directors and certain executive officers have broad discretion to determine that a property is not a principal domestic property and therefore is not subject to certain covenants in the indenture governing the notes.
The indenture governing the notes includes covenants that, among other things, limit our ability and the ability of our domestic subsidiaries to (i) incur, issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage on any principal domestic property or any shares of stock or debt of any domestic subsidiary without effectively providing that the notes be secured equally and ratably and (ii) enter into sale and leaseback transactions with respect to principal domestic properties. The indenture governing the notes provides that a principal domestic property means any building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, used primarily for manufacturing, processing, research, warehousing or distribution and located in the United States of America (excluding its territories and possessions and Puerto Rico), owned or leased by us or any of our domestic subsidiaries and having a net book value which, on the date the determination as to whether a property is a principal domestic property is being made, exceeds 2% of our consolidated net assets, other than any such building, structure or other facility or a portion thereof (i) which is an air or water pollution control facility financed by state or local governmental obligations, or (ii) which the chairman of the board of directors, the chief executive officer, an executive vice president, a senior vice president or a vice president, and the chief financial officer, the treasurer, or an assistant treasurer, of Abbott determines in good faith, at any time on or prior to such date, is not of material importance to the total business conducted, or assets owned, by us and our subsidiaries as an entirety. Although it has not yet done so, under the terms of the indenture governing the notes, the chairman of our board of directors or any such executive officers may determine from time to time after the issuance of the notes that a property is not a principal domestic property and therefore such property is not subject to the covenants in the indenture governing the notes.
Our financial performance and other factors could adversely impact our ability to make payments on the notes.
Our ability to make scheduled payments with respect to our indebtedness, including the notes, will depend on our financial and operating performance, which, in turn, are subject to prevailing economic conditions and to financial, business and other factors beyond our control.

The notes will be unsecured and effectively subordinated to our secured debt because, in certain circumstances, the holders of secured debt will be entitled to proceed against the collateral securing such debt and only the proceeds of such collateral in excess of the secured debt will be available for payment of the unsecured debt, including the notes.
The notes will be unsecured. As of December 31, 2025, we did not have any significant secured debt outstanding. In certain circumstances, the holders of any secured debt that we may have may foreclose on our assets securing such debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt. The holders of any secured debt that we may have also would have priority over unsecured creditors in the event of our liquidation. In the event of our bankruptcy, liquidation, or similar proceeding, the holders of secured debt that we may have would be entitled to proceed against their collateral, and that collateral will not be available for payment of unsecured debt, including the notes. As a result, the notes will be effectively subordinated to any secured debt that we may have to the extent of the collateral securing such debt.
The notes are structurally subordinated to the liabilities of our subsidiaries, which may reduce our ability to use the assets of our subsidiaries to make payments on the notes.
The notes are not guaranteed by our subsidiaries and therefore the notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. In the event of a bankruptcy, liquidation, or similar proceeding of a subsidiary, following payment by the subsidiary of its liabilities, the subsidiary may not have sufficient assets to make payments to us. As of December 31, 2025, our subsidiaries had approximately $2,060 million of outstanding indebtedness (excluding intercompany debt and liabilities and accounts payable incurred in the ordinary course of business), of which approximately $2,036 million is attributable to senior notes issued by Abbott Ireland Financing DAC, a wholly-owned subsidiary of Abbott Laboratories and special purpose vehicle, and guaranteed by Abbott Laboratories.
In the event that (x) the Exact Sciences Acquisition is not consummated on or prior to the date that is five (5) business days after the later of (i) February 17, 2027 or (ii) any later date as the parties to the Merger Agreement may agree as the “End Date” thereunder or (y) we notify the trustee in writing that we will not pursue the consummation of the Exact Sciences Acquisition, we will be required to redeem the notes and may not have the funds necessary to redeem such notes. In addition, if we are required to redeem the notes in connection with a Special Mandatory Redemption, holders of the notes may not obtain their expected return on the notes.
Our ability to consummate the Exact Sciences Acquisition is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including matters over which we have limited or no control. In the event that (x) the Exact Sciences Acquisition is not consummated on or prior to the date that is five (5) business days after the later of (i) February 17, 2027 or (ii) any later date as the parties to the Merger Agreement may agree as the “End Date” thereunder or (y) we notify the trustee in writing that we will not pursue the consummation of the Exact Sciences Acquisition, we will be required to redeem the notes then outstanding at a redemption price equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date, and we cannot assure you that we will have sufficient funds available to redeem any or all of the notes. See “Description of Notes — Redemption of the Notes — Special Mandatory Redemption.” Even if we are able to redeem such notes pursuant to the Special Mandatory Redemption provisions, holders of such notes may not obtain their expected return on such notes and may not be able to reinvest the proceeds from a Special Mandatory Redemption in an investment that results in a comparable return. Holders of the notes will have no right to opt out of the Special Mandatory Redemption provisions of such notes. Your decision to invest in the notes is made at the time of the offering of the notes. Further, holders of the notes will have no rights under the Special Mandatory Redemption provisions if the Exact Sciences Acquisition is consummated, nor will such holders have any right to require us to redeem such notes if, between the closing of the notes offering and the closing of the Exact Sciences Acquisition, we experience any changes in our business or financial condition or if the terms of the Exact Sciences Acquisition change.

We are not obligated to place the net proceeds from the sale of the notes in escrow prior to the closing of the Exact Sciences Acquisition and, as a result, we may not be able to redeem the notes upon a Special Mandatory Redemption.
The net proceeds from the sale of the notes will not be deposited into an escrow account pending any Special Mandatory Redemption, and the indenture governing the notes imposes no restrictions on our use of these proceeds. Accordingly, the source of funds for any redemption of notes upon a Special Mandatory Redemption would be the proceeds that we have voluntarily retained or other sources of liquidity, including available cash, borrowings, or sales of assets. It is possible that we will not have sufficient financial resources available to satisfy our obligations to redeem the notes if we are required to do so pursuant to the Special Mandatory Redemption provisions. Furthermore, our failure to redeem or repurchase the notes as required under the indenture would result in a default under the indenture, which could result in defaults under certain of our other debt agreements and have material adverse consequences for us and the holders of the notes.
Risks Relating to the Exact Sciences Acquisition
Completion of the Exact Sciences Acquisition is subject to conditions, and if these conditions are not satisfied or waived, the Exact Sciences Acquisition will not be completed.
Each party’s obligation to complete the Exact Sciences Acquisition is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement. These include, among others: (1) the adoption of the Merger Agreement by the affirmative vote of the holders of at least a majority of all outstanding Exact Sciences Shares, (2) there being no law or order restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Merger, and (3) the expiration or termination of the waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), as amended, and receipt of other specified regulatory approvals. The obligation of each of Abbott and Exact Sciences to consummate the Merger is also conditioned on the other party’s representations and warranties being true and correct (subject to specified materiality thresholds), the other party having performed in all material respects all of its pre-closing obligations under the Merger Agreement, and, in the case of Abbott, the absence of a material adverse effect on Exact Sciences.
The failure to satisfy all of the required conditions in the Merger Agreement could delay the completion of the Exact Sciences Acquisition or prevent the Exact Sciences Acquisition from occurring. Any delay in completing the Exact Sciences Acquisition could cause us not to realize some or all of the benefits that we expect to achieve if the Exact Sciences Acquisition is successfully completed within the expected time frame. There can be no assurance that the conditions to the closing of the Exact Sciences Acquisition will be satisfied or waived or that the Exact Sciences Acquisition will be completed, or as to whether the Exact Sciences Acquisition will be completed on terms other than those set forth in the Merger Agreement as in effect as of the date of this prospectus supplement.
In order to complete the Exact Sciences Acquisition, Abbott and Exact Sciences must make certain governmental filings and obtain certain governmental authorizations, and if such filings and authorizations are not made or granted or are granted with conditions, completion of the Exact Sciences Acquisition may be jeopardized or the anticipated benefits of the Exact Sciences Acquisition could be reduced or not realized.
Although Abbott and Exact Sciences have agreed in the Merger Agreement to use their reasonable best efforts, subject to certain limitations, to make certain governmental filings and obtain the required expiration or termination of the waiting period under the HSR Act and clearances required in other jurisdictions, there can be no assurance that the respective governmental authorities will clear the Exact Sciences Acquisition. Under the terms of the Merger Agreement, subject to certain exceptions, Abbott and Exact Sciences are required to accept certain conditions and take certain actions imposed by governmental authorities that would apply to, or affect, the businesses, assets or properties of Abbott or Exact Sciences. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of (i) delaying completion of the Exact Sciences Acquisition, (ii) imposing additional material costs on or materially limiting the revenues of the combined company following the Exact Sciences Acquisition, or (iii) otherwise adversely affecting the combined company’s business and results of operations after completion of the Exact Sciences Acquisition. In addition, we can provide no assurance that these conditions, terms, obligations or restrictions will not result in the delay or abandonment of the Exact Sciences Acquisition.
Failure to complete the Exact Sciences Acquisition could negatively impact the price of our securities, as well as our respective future businesses and financial results.
If the Exact Sciences Acquisition is not completed for any reason, our businesses and financial results may be adversely affected, including as follows:
•
we may experience negative reactions from the financial markets, including negative impacts on the market price of our securities;

•
the manner in which industry contacts, business partners and other third parties perceive us may be negatively impacted, which in turn could affect our marketing operations or our ability to compete for new business or obtain renewals in the marketplace more broadly;

•
we may experience negative reactions from employees; and

•
we will have expended time and resources that could otherwise have been spent on our existing businesses and the pursuit of other opportunities that could have been beneficial to us, and our ongoing business and financial results may be adversely affected.

We may fail to realize all of the anticipated benefits of the Exact Sciences Acquisition or those benefits may take longer to realize than expected.
We believe that there are significant benefits that may be realized through the combined scale and customer bases of Abbott and Exact Sciences. However, the efforts to realize these benefits will be a complex process and may disrupt both companies’ existing operations if not implemented in a timely and efficient manner. The full benefits of the Exact Sciences Acquisition, including the anticipated sales or growth opportunities, may not be realized as expected or may not be achieved within the anticipated time frame, or at all. Failure to achieve the anticipated benefits of the Exact Sciences Acquisition could adversely affect our results of operations or cash flows, cause dilution to our earnings per share, decrease or delay any accretive effect of the acquisition and negatively impact the price of our common shares and the market prices of the notes.
In addition, we will be required post-closing to devote significant attention and resources to successfully align our business practices and operations. This process may disrupt the businesses and, if ineffective, would limit the anticipated benefits of the Exact Sciences Acquisition.
We will incur direct and indirect costs as a result of the Exact Sciences Acquisition.
We have incurred and expect to continue to incur a number of non-recurring costs associated with negotiating and completing the Exact Sciences Acquisition and integrating the two companies.
We will also incur transaction fees and costs related to integration, including systems consolidation costs and employment-related costs. We will continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the Exact Sciences Acquisition and the integration of the two companies’ businesses. Although we expect that the elimination of certain duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow us to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all. The costs described above, as well as other unanticipated costs and expenses, could have an adverse effect on our financial condition and operating results following the completion of the Exact Sciences Acquisition. Many of these costs will be borne by us even if the Exact Sciences Acquisition is not completed. Factors beyond our control could affect the total amount or timing of these expenses, many of which, by their nature, are difficult to estimate accurately.
We are not providing in the base prospectus, this preliminary prospectus supplement or the final prospectus supplement historical financial information of Exact Sciences or pro forma financial statement information reflecting the impact of the Exact Sciences Acquisition on our historical financial position and operating results.
We are not required, pursuant to SEC regulations, to include any historical Exact Sciences’ financial statements or pro forma financial information related to the Exact Sciences Acquisition in this prospectus supplement. As a result, investors will be required to determine whether to participate in this offering without the benefit of such historical or pro forma financial information. Accordingly, when deciding whether to invest in the notes, you should consider the fact that there is very limited information related to Exact Sciences or its anticipated impact on our financial results contained in this prospectus supplement. We cannot assure you that such limited information is adequate to assess the impact of the Exact Sciences Acquisition on our future financial performance or condition.
Risks Relating to the Floating Rate Notes
The future performance of SOFR cannot be predicted based on historical performance.
Publication of SOFR began in April 2018. The future performance of SOFR (as defined herein) cannot be predicted based on the limited historical performance. Levels of SOFR going forward may bear little or no relation to the historical actual or historical indicative data. Prior observed patterns, if any, in the behavior of market variables and their relation to SOFR, such as correlations, may change in the future. Because only limited historical data have been released by the Federal Reserve Bank of New York, such analysis inherently involves assumptions, estimates and approximations. The future performance of SOFR is impossible to predict and therefore no future performance of SOFR may be inferred from any of the historical actual or historical indicative data. Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of SOFR. There can be no assurance that SOFR will be positive. Investors in the Floating Rate Notes may not be able to sell the Floating Rate Notes at all or may not be able to sell the Floating Rate Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.
The interest rate on the Floating Rate Notes is based on a Compounded SOFR rate and the SOFR Index.
For each Floating Rate Notes interest period, the interest rate on the Floating Rate Notes is based on Compounded SOFR, which is calculated using the SOFR Index (as defined herein) published by the Federal Reserve Bank of New York according to the specific formula described under “Description of Notes — Interest Rate on Notes — Floating Rate Notes — Compounded SOFR”, not the SOFR rate published on or in respect of a particular date during such Floating Rate Notes interest period or an arithmetic average of SOFR rates during such period. For this and other reasons, the interest rate on the Floating Rate Notes during any Floating Rate Notes interest period will not be the same as the interest rate on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate. Further, if the SOFR rate in respect of a particular date during a Floating Rate Notes interest period is negative, its contribution to the SOFR Index will be less than one, resulting in a reduction to Compounded SOFR used to calculate the interest payable on the Floating Rate Notes on the Floating Rate Notes interest payment date for such Floating Rate Notes interest period.
Compounded SOFR with respect to a particular Floating Rate Notes interest period will only be capable of being determined near the end of the relevant Floating Rate Notes interest period.
The level of Compounded SOFR applicable to a particular Floating Rate Notes interest period and, therefore, the amount of interest payable with respect to such Floating Rate Notes interest period will be determined on the Interest Payment Determination Date (as defined herein) for such Floating Rate Notes interest period. Because each such date is near the end of such Floating Rate Notes interest period, you will not know the amount of interest payable with respect to a particular Floating Rate Notes interest period until shortly prior to the related Floating Rate Notes interest payment date and it may be difficult for you to reliably estimate the amount of interest that will be payable on each such Floating Rate Notes interest payment date. In addition, some investors may be unwilling or unable to trade the Floating Rate Notes without changes to their information technology systems, both of which could adversely impact the liquidity and trading price of the Floating Rate Notes.
SOFR or the SOFR Index may be modified or discontinued and the Floating Rate Notes may bear interest by reference to a rate other than Compounded SOFR, which could adversely affect the value of the Floating Rate Notes.
The SOFR Index is published by the Federal Reserve Bank of New York based on data received by it from sources other than us, and we have no control over its methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time. There can be no guarantee that the SOFR Index will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Floating Rate Notes. If the manner in which the SOFR Index is calculated, including the manner in which SOFR is calculated, is changed, that change may result in a reduction of the amount of interest payable on the Floating Rate Notes, which may adversely affect the trading prices of the Floating Rate Notes. The Federal Reserve Bank of New York may withdraw, modify, amend, suspend or discontinue the publication of the SOFR Index or SOFR data in its sole discretion and without notice (in which case a fallback method of determining the interest rate on the Floating Rate Notes as further described under “Description of Notes — Interest Rate on Notes — Compounded SOFR” will apply) and has no obligation to consider the interests of holders of the Floating Rate Notes in calculating, withdrawing, modifying, amending, suspending or discontinuing SOFR or the SOFR Index. The interest rate for any interest period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the Federal Reserve Bank of New York may publish after the interest rate for that interest period has been determined.
If we or our Designee (as defined herein) determines that a Benchmark Transition Event (as defined herein) and its related Benchmark Replacement Date (as defined herein) have occurred in respect of the SOFR Index, then the interest rate on the Floating Rate Notes will no longer be determined by reference to the SOFR Index, but instead will be determined by reference to a different rate, which will be a different rate plus a spread adjustment, which we refer to as a “Benchmark Replacement,” as further described under “Description of Notes — Interest Rate on Notes — Effect of Benchmark Transition Event”.
We or an affiliate of ours will or could have authority to make determinations, decisions and elections that could affect the return on, value of and market for the Floating Rate Notes.
Under the terms of the Floating Rate Notes, we are authorized to make certain determinations, decisions and elections with respect to the interest rate on the Floating Rate Notes. We will make any such determination, decision or election in our sole discretion, and any such determination, decision or election that we make could affect the amount of interest payable on the Floating Rate Notes. For example, if we determine that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Floating Rate Notes, then we will determine, among other things, the Benchmark Replacement, Benchmark Replacement Adjustment and Benchmark Replacement Conforming Changes (each as defined herein). Furthermore, we are authorized to appoint a designee (which may be one of our affiliates) to make certain of the determinations, decisions and elections that we are authorized to make under the terms of the Floating Rate Notes, including any determination that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, and the related determinations of the Benchmark Replacement and Benchmark Replacement Adjustment. Any exercise of discretion by us, or by one of our affiliates acting as our designee, under the terms of the Floating Rate Notes could present a conflict of interest. In addition, we or an affiliate of ours may assume the duties of calculation agent for the Floating Rate Notes. In making any required determinations, decisions and elections under the terms of the Floating Rate Notes, we or any affiliate acting as our designee, including if we or an affiliate are acting as calculation agent, may have economic interests that are adverse to the interest of the holders of those notes, and those determinations, decisions or elections could have a material adverse effect on the return on, value of and market for those notes. All determinations, decisions or elections by us, or by one of our affiliates acting as our designee, including those made by us or by an affiliate acting as calculation agent, will be conclusive and binding absent manifest error.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements contained or incorporated by reference in this prospectus supplement are forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “forecasts,” variations of these words, and similar expressions are intended to identify these forward-looking statements. Abbott cautions that these forward-looking statements are subject to risks and uncertainties, including the risks related to the Exact Sciences Acquisition, that may cause actual results to differ materially from those indicated in the forward-looking statements.
The risks and uncertainties of the Exact Sciences Acquisition include, among others, the following: the possible inability of the parties to consummate the proposed transaction on a timely basis or at all; the possible inability of the parties to satisfy the conditions precedent to consummation of the proposed transaction, including necessary regulatory approvals and the requisite vote by Exact Sciences’ shareholders, on a timely basis or at all; the possible occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the risk that the Merger Agreement may be terminated in circumstances that require Exact Sciences to pay a termination fee; the ability of Abbott to successfully integrate Exact Sciences’ operations, and the ability of Abbott to implement its plans, forecasts and other expectations with respect to Exact Sciences’ business after the completion of the proposed transaction and realize expected synergies; the possibility that competing offers may be made; the potential adverse impact on Exact Sciences of contractual restrictions under the Merger Agreement that limit Exact Sciences’ ability to pursue business opportunities or strategic transactions; risks relating to significant transaction costs associated with the proposed transaction and the possibility that the proposed transaction may be more expensive to complete than anticipated; risks related to the ability of the parties to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the transaction will not be realized or will not be realized within the expected time period; potential adverse effects of the announcement or pendency of the proposed transaction, or any failure to complete the proposed transaction, on the market price of Exact Sciences’ or Abbott’s common shares or on the ability of Exact Sciences to develop and maintain relationships with its personnel (including Exact Sciences’ ability to attract and retain highly qualified management and other scientific personnel) and customers, suppliers and others with whom it does business or otherwise on Exact Sciences’ or Abbott’s business, financial condition, results of operations and financial performance; risks related to diversion of management’s attention from Exact Sciences’ ongoing business operations due to the proposed transaction; and the risk of litigation and/or regulatory actions related to the proposed transaction or Exact Sciences’ business and the outcome of any such litigation or regulatory action.
Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed under Item 1A. “Risk Factors” in Abbott’s most recent Annual Report on Form 10-K that is incorporated by reference into this prospectus supplement and in the section entitled “Risk Factors” in this prospectus supplement. See the section entitled “Where You Can Find More Information.”
No assurance can be made that any expectation, estimate, or projection contained in a forward-looking statement will be achieved or will not be affected by the factors cited above or other unknown or future events. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments, except as required by law.

USE OF PROCEEDS
We estimate the net proceeds to us from the sale of the notes will be approximately $19,825,943,100, after deducting underwriting discounts and estimated offering expenses payable by us. We expect to use the net proceeds from this offering, together with cash on hand and/or additional borrowings (which may include, among other things, issuances of commercial paper), to fund the consideration for the Exact Sciences Acquisition, to repay certain indebtedness of Exact Sciences, to pay related fees and expenses, and for general corporate purposes, which may include, without limitation, the repayment of indebtedness.

CAPITALIZATION
The following table sets forth, as of December 31, 2025, Abbott’s consolidated capitalization (i) on an actual basis and (ii) on an as-adjusted basis to give effect to the sale of the notes offered hereby and the use of net proceeds from this offering to fund the consideration for the Exact Sciences Acquisition, as further described under “Use of Proceeds” (assuming there is no Special Mandatory Redemption).
You should read the table together with our consolidated financial statements and the notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.
(rounded to dollars in millions)	Actual	As Adjusted
Long-Term Debt:
1.50% Notes, due 2026(1)	$1,344	$1,344
3.75% Notes, due 2026	1,700	1,700
0.375% Notes, due 2027(1)	695	695
1.15% Notes, due 2028	650	650
5-year term loan due 2029(1)	589	589
1.40% Notes, due 2030	650	650
4.75% Notes, due 2036	1,650	1,650
6.15% Notes, due 2037	547	547
6.00% Notes, due 2039	515	515
5.30% Notes, due 2040	694	694
4.75% Notes, due 2043	700	700
4.90% Notes, due 2046	3,250	3,250
Unamortized debt issuance costs	(47)	(47)
Other, including fair value adjustments relating to interest rate hedge contracts designated as fair value hedges	(8)	(8)
Floating Rate Notes, due 2029, offered hereby	—	1,000
3.700% Notes, due 2029, offered hereby	—	2,250
4.000% Notes, due 2031, offered hereby	—	2,500
4.300% Notes, due 2033, offered hereby	—	2,750
4.650% Notes, due 2036, offered hereby	—	3,750
4.750% Notes, due 2038, offered hereby	—	2,000
5.500% Notes, due 2056, offered hereby	—	3,750
5.600% Notes, due 2066, offered hereby	—	2,000
Total long-term debt	12,929	32,929
Total shareholders’ investment	52,771	52,771
Total capitalization	$65,700	$85,700

(1)
Based on foreign exchange rates as of December 31, 2025.

DESCRIPTION OF NOTES
The following summary of the particular terms of the notes offered by this prospectus supplement supplements and, to the extent inconsistent with the accompanying prospectus, replaces the description of the general terms and provisions of the debt securities contained in the accompanying prospectus, to which description reference is made by this prospectus supplement. The summary herein and in the accompanying prospectus of certain provisions of the indenture (as defined below) does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the base indenture (as defined below), which has been filed as an exhibit to the current report on Form 8-K filed by the Company on March 10, 2015. You should read the indenture for a complete statement of the provisions described in this prospectus supplement and the accompanying prospectus and other provisions that may be important to you. In this section of this prospectus supplement, references to “Abbott,” “we,” “our,” “us” and the “Company” are to Abbott Laboratories (and not its subsidiaries) and any person that succeeds thereto, and is substituted therefor, under the terms of the indenture.
General
Abbott will issue the notes as eight separate series of debt securities under that certain indenture, dated as of March 10, 2015 (the “base indenture”), between Abbott and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “trustee”), with certain terms being set forth in an officers’ certificate (together with the base indenture, the “indenture”).
The notes will be Abbott’s unsecured, unsubordinated debt obligations and will rank equally in right of payment with all of Abbott’s other unsecured and unsubordinated debt obligations from time to time outstanding.
Title
The title of each series of notes will be the Floating Rate Notes due 2029, 3.700% Notes due 2029, 4.000% Notes due 2031, 4.300% Notes due 2033, 4.650% Notes due 2036, 4.750% Notes due 2038, 5.500% Notes due 2056 and 5.600% Notes due 2066.
Total Initial Principal Amount
The Floating Rate Notes will initially be limited to $1,000,000,000 aggregate principal amount.
The 2029 Notes will initially be limited to $2,250,000,000 aggregate principal amount.
The 2031 Notes will initially be limited to $2,500,000,000 aggregate principal amount.
The 2033 Notes will initially be limited to $2,750,000,000 aggregate principal amount.
The 2036 Notes will initially be limited to $3,750,000,000 aggregate principal amount.
The 2038 Notes will initially be limited to $2,000,000,000 aggregate principal amount.
The 2056 Notes will initially be limited to $3,750,000,000 aggregate principal amount.
The 2066 Notes will initially be limited to $2,000,000,000 aggregate principal amount.
Abbott may from time to time, without notice to or the consent of the holders of the notes, issue additional series of debt securities under the indenture or additional notes of a series of notes.
Additional notes may be consolidated and form a single series with an existing series of the notes and have the same terms as to status, redemption or otherwise as such series of notes (except for the issue date, the public offering price and the first payment of interest thereon); provided, however, that if such additional notes are not fungible with the notes of the applicable series for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number. For purposes of this description, any reference to notes of a series shall include any notes of the same series issued after the closing of this offering.

Maturity of Notes
The Floating Rate Notes will mature on March 9, 2029.
The 2029 Notes will mature on March 9, 2029.
The 2031 Notes will mature on March 15, 2031.
The 2033 Notes will mature on March 15, 2033.
The 2036 Notes will mature on March 15, 2036.
The 2038 Notes will mature on March 15, 2038.
The 2056 Notes will mature on March 15, 2056.
The 2066 Notes will mature on March 15, 2066.
Interest Rate on Notes
Fixed Rate Notes
The interest rate on the 2029 Notes is 3.700% per year, computed on the basis of a 360-day year of twelve 30-day months.
The interest rate on the 2031 Notes is 4.000% per year, computed on the basis of a 360-day year of twelve 30-day months.
The interest rate on the 2033 Notes is 4.300% per year, computed on the basis of a 360-day year of twelve 30-day months.
The interest rate on the 2036 Notes is 4.650% per year, computed on the basis of a 360-day year of twelve 30-day months.
The interest rate on the 2038 Notes is 4.750% per year, computed on the basis of a 360-day year of twelve 30-day months.
The interest rate on the 2056 Notes is 5.500% per year, computed on the basis of a 360-day year of twelve 30-day months.
The interest rate on the 2066 Notes is 5.600% per year, computed on the basis of a 360-day year of twelve 30-day months.
Floating Rate Notes
The Floating Rate Notes will bear interest for each interest period at a rate determined by the Calculation Agent (as defined herein), except as set forth below. The calculation agent will be U.S. Bank Trust Company, National Association until such time as we appoint a successor calculation agent (the “Calculation Agent”). The interest rate on the Floating Rate Notes for a particular interest period (as defined below) will be a per year rate equal to a benchmark rate, which will initially be Compounded SOFR, determined as described below, plus a spread of 0.500% per year (the “spread”), computed on the basis of a 360-day year of twelve 30-day months. In no event will the interest rate on the Floating Rate Notes be (i) higher than the maximum rate permitted by New York law as the same may be modified by U.S. law of general application or (ii) lower than zero. The interest determination date for an interest period will be the date that is two U.S. Government Securities Business Days (as defined below) before the applicable interest payment date. Promptly upon determination, the Calculation Agent will inform the trustee and us, or in certain circumstances described below, Abbott or our designee (which may be an independent financial advisor or such other designee of ours (any of such entities, a “Designee”)) will inform the trustee, of the interest rate for such interest period. Absent manifest error, the determination of the interest rate by the Calculation Agent, or in certain circumstances described below, by Abbott or our Designee, shall be binding and conclusive on the holders of the Floating Rate Notes, the trustee and Abbott. For the avoidance of doubt, in no event shall the Calculation Agent, trustee, or paying agent be the Designee.
None of the trustee, the paying agent or the Calculation Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of Compounded SOFR (or any other benchmark), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or related Benchmark Replacement Date, (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing, including, but not limited to, adjustments as to any alternative spread thereon, the business day convention, interest determination dates or any other relevant methodology applicable to such substitute or successor benchmark. In connection with the foregoing, each of the trustee, paying agent and Calculation Agent shall be entitled to conclusively rely on any determinations made by Abbott or its Designee without independent investigation, and none will have any liability for actions taken at the direction of Abbott.
Any determination, decision or election that may be made by Abbott or its Designee in connection with a Benchmark Transition Event or a Benchmark Replacement, including any determination with respect to a rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, may be made in Abbott or its Designee’s sole discretion and, notwithstanding anything to the contrary in the transaction documents, will become effective without consent from any other party. None of the trustee, the Calculation Agent or the paying agent will have any responsibility or liability for any determination made by or on behalf of Abbott or its Designee in connection with a Benchmark Transition Event or a Benchmark Replacement.
None of the trustee, the paying agent or the Calculation Agent shall be responsible or liable for any inability, failure or delay on its part to perform any of its duties set forth in this prospectus supplement as a result of the unavailability of Compounded SOFR or other applicable Benchmark Replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of this prospectus supplement and reasonably required for the performance of such duties. None of the trustee, paying agent or Calculation Agent shall be responsible or liable for Abbott’s actions or omissions or for those of its Designee, or for any failure or delay in the performance by Abbott or its Designee, nor shall any of the trustee, paying agent or Calculation Agent be under any obligation to oversee or monitor Abbott’s performance or that of the Designee.
The term “interest period,” with respect to the Floating Rate Notes, means (i) the period from, and including, the most recent interest payment date for the Floating Rate Notes (or, with respect to the initial interest period only, from and including March 9, 2026) to, but excluding, the next succeeding interest payment date for the Floating Rate Notes or (ii) in the case of the last such period, from, and including, the interest payment date for the Floating Rate Notes immediately preceding the maturity date to, but excluding, the maturity date.
Compounded SOFR
The interest rate on the Floating Rate Notes for each interest period will be equal to Compounded SOFR plus the spread. “Compounded SOFR” will be determined by the Calculation Agent in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, e.g., 3.753973% (or .03753973) being rounded down to 3.75397% (or .0375397) and 3.753978% (or .03753978) being rounded up to 3.75398% (or .0375398)):

where:
“SOFR IndexStart” is the SOFR Index value for the day which is two U.S. Government Securities Business Days preceding the first date of the relevant interest period;
“SOFR IndexEnd” is the SOFR Index value for the day which is two U.S. Government Securities Business Days preceding the interest payment date relating to such interest period; and
“dc” is the number of calendar days in the applicable Observation Period.
For purposes of determining Compounded SOFR, “SOFR Index” means, with respect to any U.S. Government Securities Business Day:
(1)
the SOFR Index published for such U.S. Government Securities Business Day as such value appears on the Federal Reserve Bank of New York’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Index Determination Time”); or

(2)
if the SOFR Index specified in (1) above does not so appear, unless both a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailability” provisions below.

“Interest Payment Determination Date” is the date that is two U.S. Government Securities Business Days before each interest payment date.
“Observation Period” is, in respect of each interest period for the Floating Rate Notes, the period from, and including, the date that is two U.S. Government Securities Business Days preceding the first date in such interest period to, but excluding, the Interest Payment Determination Date for such interest period.
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.
“U.S. Government Securities Business Day” is any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.
For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the spread of 0.500% per year.
Notwithstanding anything to the contrary in the documentation relating to the Floating Rate Notes, if we or our Designee determines on or prior to the relevant Reference Time (as defined herein) that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to determining Compounded SOFR, then the benchmark replacement provisions set forth herein will thereafter apply to all determinations of the rate of interest payable on the Floating Rate Notes.
For the avoidance of doubt, in accordance with the benchmark replacement provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate for each interest period on the Floating Rate Notes will be an annual rate equal to the sum of the Benchmark Replacement (as defined below) and the spread.
SOFR Index Unavailability
If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Payment Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable interest period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the website of the Federal Reserve Bank of New York, at https://www.newyorkfed.org/markets/reference-rates/additional-information-about-reference-rates, or any successor source. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If the daily SOFR (“SOFRi”) does not so appear for any day, “i”, in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the Federal Reserve Bank of New York’s Website.
Effect of Benchmark Transition Event
If Abbott or our Designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Floating Rate Notes in respect of such determination on such date and for all determinations on all subsequent dates.
In connection with the implementation of a Benchmark Replacement, Abbott (or our Designee) will have the right to make Benchmark Replacement Conforming Changes from time to time.
Any determination, decision or election that may be made by Abbott (or our Designee) pursuant to this Section titled “Effect of Benchmark Transition Event,” including any determination with respect to tenor, rate or adjustment or of the occurrence or nonoccurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in Abbott’s (or our Designee’s) sole discretion, and, notwithstanding anything to the contrary in the documentation relating to the Floating Rate Notes, shall become effective without consent from the holders of the Floating Rate Notes or any other party.
“Benchmark” means, initially, Compounded SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.
“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by Abbott (or our Designee) as of the Benchmark Replacement Date:
(1)
the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2)
the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

(3)
the sum of: (a) the alternate rate of interest that has been selected by Abbott (or our Designee) as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by Abbott (or our Designee) as of the Benchmark Replacement Date:
(1)
the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)
if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; or

(3)
the spread adjustment (which may be a positive or negative value or zero) that has been selected by Abbott (or our Designee) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions of “interest period”

and “Observation Period,” the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors and other administrative matters) that Abbott (or our Designee) decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if Abbott (or our Designee) decides that adoption of any portion of such market practice is not administratively feasible or if Abbott (or our Designee) determines that no market practice for use of the Benchmark Replacement exists, in such other manner as Abbott (or our Designee) determines is reasonably necessary).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1)
in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2)
in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.
For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to Benchmark also include any reference rate underlying such Benchmark.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)
a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)
a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3)
a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.
“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.
“Reference Time” with respect to any determination of the Benchmark for the Floating Rate Notes means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time and (2) if the

Benchmark is not Compounded SOFR, the time determined by us or our Designee after giving effect to the Benchmark Replacement Conforming Changes.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
Date Interest Begins to Accrue on Notes
Interest will begin to accrue on the Floating Rate Notes on March 9, 2026.
Interest will begin to accrue on the 2029 Notes on March 9, 2026.
Interest will begin to accrue on the 2031 Notes on March 9, 2026.
Interest will begin to accrue on the 2033 Notes on March 9, 2026.
Interest will begin to accrue on the 2036 Notes on March 9, 2026.
Interest will begin to accrue on the 2038 Notes on March 9, 2026.
Interest will begin to accrue on the 2056 Notes on March 9, 2026.
Interest will begin to accrue on the 2066 Notes on March 9, 2026.
Interest Payment Dates
Abbott will pay interest on (i) the Floating Rate Notes on each March 9, June 9, September 9 and December 9, commencing on June 9, 2026, (ii) the 2029 Notes semi-annually in arrears on March 9 and September 9 in each year, commencing on September 9, 2026 and (iii) the 2031 Notes, 2033 Notes, 2036 Notes, 2038 Notes, 2056 Notes and 2066 Notes semi-annually in arrears on March 15 and September 15 in each year, commencing on September 15, 2026 (each such date, an “interest payment date”). Interest payable on (but excluding) each interest payment date will include interest accrued from March 9, 2026 or from the most recent interest payment date to which interest has been paid or duly provided for.
If the date on which a payment of interest or principal on the notes is scheduled to be paid is not a Business Day (as defined below), then that interest or principal will be paid on the next succeeding Business Day but no further interest will be paid in respect of the delay in such payment.
“Business Day,” when used with respect to any Place of Payment (as defined below), means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in that Place of Payment are authorized or obligated by law or executive order to close.
“Place of Payment,” when used with respect to the notes of any series, means the place or places where the principal of and any premium and interest on the notes of that series are payable.
Regular Record Dates for Interest
Abbott will pay interest payable on any interest payment date to the person in whose name a note (or any predecessor note) is registered at the close of business on the February 22, May 25, August 25 or November 24 with respect to the Floating Rate Notes, the February 22 or August 25 with respect to the 2029 Notes and the February 28 or August 31 with respect to the 2031 Notes, 2033 Notes, 2036 Notes, 2038 Notes, 2056 Notes and 2066 Notes, as the case may be, next preceding such interest payment date.
Paying Agent
The trustee will initially be the securities registrar and paying agent. Abbott may at any time designate additional paying agents or rescind the designations or approve a change in the offices where they act.

Redemption of the Notes
Optional Redemption
The Floating Rate Notes are not redeemable prior to maturity, with the exception of a Special Mandatory Redemption.
Abbott may redeem each series of the Fixed Rate Notes at any time prior to the applicable Par Call Date in whole or in part, in each case at Abbott’s option, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the sum of:
the greater of (the “Applicable Premium”):
(1)
100% of the principal amount of the Fixed Rate Notes being redeemed, or

(2)
the sum of the present values of the remaining scheduled payments (through the applicable Par Call Date with respect to the Fixed Rate Notes of such series assuming for such purpose that the Fixed Rate Notes of such series matured on the applicable Par Call Date) of principal and interest on the Fixed Rate Notes being redeemed (exclusive of interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Rate plus 5 basis points, in the case of the 2029 Notes, 10 basis points, in the case of the 2031 Notes, 10 basis points, in the case of the 2033 Notes, 10 basis points, in the case of the 2036 Notes, 15 basis points, in the case of the 2038 Notes, 15 basis points, in the case of the 2056 Notes and 15 basis points, in the case of the 2066 Notes.

plus, in either case, accrued and unpaid interest, if any, to, but excluding, the redemption date on the principal amount of the Fixed Rate Notes being redeemed.
In addition, Abbott may redeem the Fixed Rate Notes of any series at any time on or after the applicable Par Call Date in whole or in part, in each case at Abbott’s option, at a redemption price equal to 100% of the principal amount of the Fixed Rate Notes of such series to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the redemption date.
“Par Call Date” means (i) with respect to the 2029 Notes, February 9, 2029 (1 month prior to the stated maturity of the 2029 Notes), (ii) with respect to the 2031 Notes, February 15, 2031 (1 month prior to the stated maturity of the 2031 Notes), (iii) with respect to the 2033 Notes, January 15, 2033 (2 months prior to the stated maturity of the 2033 Notes), (iv) with respect to the 2036 Notes, December 15, 2035 (3 months prior to the stated maturity of the 2036 Notes), (v) with respect to the 2038 Notes, December 15, 2037 (3 months prior to the stated maturity of the 2038 Notes), (vi) with respect to the 2056 Notes, September 15, 2055 (6 months prior to the stated maturity of the 2056 Notes) and (vii) with respect to the 2066 Notes, September 15, 2065 (6 months prior to the stated maturity of the 2066 Notes).
“Treasury Rate” means, with respect to any redemption date, the yield determined by Abbott in accordance with the following two paragraphs.
The Treasury Rate shall be determined by Abbott after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)-H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, Abbott shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 TCM is no longer published, Abbott shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date, Abbott shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, Abbott shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
Abbott’s actions and determinations in determining the redemption price for the notes shall be conclusive and binding for all purposes, absent manifest error.
If we exercise our right to redeem all or fewer than all of the notes of any series, we will mail, or deliver electronically if such notes are held by any depositary (including, without limitation, The Depository Trust Company (“DTC”)) in accordance with such depositary’s customary procedures, not less than 10 nor more than 60 days prior to the redemption date to each registered holder of the notes to be redeemed at its registered address a notice of optional redemption, which will specify the redemption date, the place or places where such notes are to be surrendered for payment of the redemption price and the redemption price. The trustee will not be responsible or liable for calculating, determining, confirming, or verifying the redemption price.
Any redemption or notice of any redemption may, at Abbott’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of any equity offering or change of control, issuance of indebtedness or other transaction or event. Notice of any change to the timing set forth in the original notice of optional redemption will be given prior to the redemption date and in accordance with DTC’s applicable procedures. The redemption date may be delayed until such time (including more than 60 days after the date the notice of optional redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by Abbott in its sole discretion) and notice of any optional redemption may be rescinded at any time if Abbott determines in its sole discretion that any or all of such conditions will not be satisfied (or waived). In the event the redemption date is delayed or a notice of optional redemption is to be rescinded, Abbott shall provide the trustee with written notice of such delay or rescission prior to the close of business one (1) business day prior to the redemption date (or such shorter period as may be acceptable to the trustee), and upon receipt, the trustee will provide such notice to each holder of the notes in Abbott’s name and at Abbott’s expense in the same manner in which the notice of redemption was given. Abbott may provide in such notice that payment of the applicable optional redemption price and the performance of its obligations with respect to such redemption may be performed by another person.
In connection with any optional redemption, if any note is to be redeemed in part only, the notice of optional redemption will state the portion of the principal amount of the note to be redeemed. If any definitive note is to be redeemed in part only, upon surrender of the definitive note, a definitive note or notes of the same series will be issued in principal amount equal to the unredeemed portion. If any global security is to be redeemed in part only, the records of the trustee shall reflect such decrease in the principal amount of such global security. In connection with any optional redemption, if less than all of the notes of any series are to be redeemed, the trustee will select the numbers of notes of such series to be redeemed in part by random lot, or, if the notes to be redeemed are represented by global securities, the notes of such series to be redeemed will be selected by DTC in accordance with its applicable procedures. We understand that in connection with any optional redemption, if we redeem only some of the notes of any series, DTC’s practice is to choose by lot the amount to be redeemed from the notes of such series held by each of its participating institutions. We understand that DTC will give notice to these participants, and these participants will give notice to any “street name” holders of any beneficial interests in the notes of such series according to arrangements among them. We understand that these notices may be subject to statutory or regulatory requirements.
If we deliver a notice of optional redemption in accordance with the indenture, the notes or portions of notes with respect to the notice will become due and payable on the date and at the place or places where such notes are to be surrendered for payment of the redemption price stated in such notice at the applicable redemption price, together with interest, if any, accrued to, but excluding, the date fixed for redemption, and on and after such date (unless we are in default in the payment of the notes at the redemption price, together with interest, if any, accrued to, but excluding, such date) interest on the notes or portions of notes called for redemption will cease to accrue.
Notwithstanding the foregoing, installments of interest on any series of notes that are due and payable on interest payment dates falling on or prior to the applicable redemption date will be payable on such interest payment dates to the registered holders as of the close of business on the relevant record dates in accordance with the notes and the indenture.
At our request in accordance with the terms of the indenture, the trustee will send the notice of redemption to holders in our name and at our expense. In the event we request the trustee send the notice of redemption to holders in accordance with the terms of the indenture, we will not be responsible for giving notice of redemption of the notes to anyone other than the trustee.
Special Mandatory Redemption
In the event that (x) the Exact Sciences Acquisition is not consummated on or prior to the date that is five (5) business days after the later of (i) February 17, 2027 or (ii) any later date as the parties to the Merger Agreement may agree as the “End Date” thereunder or (y) we notify the trustee in writing that we will not pursue the consummation of the Exact Sciences Acquisition (any such event being a “Special Mandatory Redemption Event”), we will be required to redeem the notes then outstanding (such redemption, the “Special Mandatory Redemption”) at a redemption price equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date (as defined below) (the “Special Mandatory Redemption Price”). For purposes of the foregoing, the Exact Sciences Acquisition will be deemed consummated if the closing under the Exact Sciences Acquisition occurs, including after giving effect to any amendments or modifications to the Merger Agreement or waivers thereunder acceptable to us. Our actions and determinations in determining the Special Mandatory Redemption Price for the notes shall be conclusive and binding for all purposes, absent manifest error. The trustee will not be responsible or liable for calculating, determining, confirming, or verifying the Special Mandatory Redemption Price.
In the event that we become obligated to redeem the notes pursuant to the Special Mandatory Redemption, we will promptly, and in any event not more than ten (10) Business Days after the Special Mandatory Redemption Event, deliver notice to the trustee of the Special Mandatory Redemption and the date upon which the notes will be redeemed (the “Special Mandatory Redemption Date,” which date shall be no later than the tenth (10) Business Day following the date of such notice, unless some longer minimum period may be required by DTC (or any successor depositary)), together with a notice of Special Mandatory Redemption for the trustee to deliver to each registered holder of notes. The trustee will then reasonably promptly, in accordance with the trustee’s and DTC’s (or any successor depositary’s) procedures, mail, or electronically deliver such notice of Special Mandatory Redemption to each registered holder of notes. Unless we default in payment of the Special Mandatory Redemption Price of any series of notes, on and after such Special Mandatory Redemption Date interest will cease to accrue on such notes.

“Exact Sciences Acquisition” means the acquisition of Exact Sciences by Abbott pursuant to the Merger Agreement.
“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of November 19, 2025, by and among Abbott, Exact Sciences and Merger Sub., as amended, supplemented, restated or otherwise modified from time to time.
Notwithstanding the foregoing, installments of interest on any series of notes that are due and payable on interest payment dates falling on or prior to the Special Mandatory Redemption Date will be payable on such interest payment dates to the registered holders as of the close of business on the relevant record dates in accordance with the applicable notes and the indenture.
Upon consummation of the Exact Sciences Acquisition, the foregoing provisions regarding the Special Mandatory Redemption will cease to apply.
Sinking Fund
The notes will not have the benefit of any sinking fund.
Certain Covenants of the Company
The covenants set forth in Article X of the base indenture apply to the notes.
Defeasance; Satisfaction and Discharge
The notes are subject to Abbott’s ability to choose “defeasance” and “covenant defeasance” as provided in Article XIII of the base indenture, and are subject to satisfaction and discharge as provided in Article IV of the base indenture; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the indenture to the extent that an amount is irrevocably deposited with the trustee equal to the Applicable Premium calculated as of the date of the notice of redemption (and calculated as though the redemption date were the date of such notice of redemption), with any deficit as of the redemption date only required to be irrevocably deposited with the trustee on or prior to the redemption date.

BOOK-ENTRY, DELIVERY AND FORM
In this section of this prospectus supplement, references to “Abbott,” “we,” “our,” “us” and the “Company” are to Abbott Laboratories (and not its subsidiaries) and any person that succeeds thereto, and is substituted therefor, under the terms of the indenture.
Trading in DTC
Indirect holders trading their beneficial interests in the global securities through DTC must trade in DTC’s same-day funds settlement system and pay in immediately available funds.
Definitive Securities
A permanent global security is exchangeable for definitive notes registered in the name of any person other than the depositary or its nominee, only if:
(a)
such depositary notifies Abbott that it is unwilling or unable to continue as depositary for the global securities or if at any time such depositary ceases to be a clearing agency registered under the Exchange Act, and, in each case, Abbott does not appoint a successor within 90 days;

(b)
in Abbott’s discretion at any time, Abbott determines not to have all of the notes represented by the global securities and notifies the trustee in writing that the global securities shall be so exchangeable; or

(c)
an event of default, as described in the base indenture, has occurred and is continuing with respect to the notes.

Same-Day Settlement and Payment
The underwriters will make settlement for the notes in immediately available or same-day funds. We will pay the principal of (and premium, if any, on) and any interest on notes represented by global securities registered in the name of DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global securities. Payment of the principal of (and premium, if any, on) and any interest on any definitive note will be made at the office or agency of Abbott maintained for that purpose in Chicago, Illinois, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at Abbott’s option payment of interest may be made by (1) check mailed to the address of the person entitled thereto as such address shall appear in the security register or (2) wire transfer as directed by the holder, in immediately available funds to the holder or its nominee.
Secondary trading in notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, so long as the notes issued in this offering are represented by the global securities registered in the name of DTC or its nominee, the notes will trade in DTC’s Same-Day Funds Settlement System. We understand that DTC will require secondary market trading activity in the notes represented by the global securities to settle in immediately available or same-day funds. Abbott cannot give any assurances as to the effect, if any, of settlement in same-day funds on trading activity in the notes.
Global Securities
The information in this section concerning the operations and procedures of DTC, Clearstream (as defined below) and Euroclear (as defined below) has been obtained from sources that Abbott believes to be reliable, but neither Abbott, the trustee (in any of its capacities) nor the underwriters take responsibility for the accuracy thereof.
Except as set forth above under the caption “Book-Entry, Delivery and Form — Definitive Securities,” the notes will be represented by one or more global securities registered in the name of the nominee of DTC. So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global security for all purposes under the indenture. Abbott will only issue the notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Abbott will deposit the global securities with DTC or its custodian and will register the global securities in the name of DTC’s nominee. Indirect access to DTC’s system is also available to other entities such as Clearstream Banking, a société anonyme (“Clearstream”), the Euroclear System (“Euroclear”), and banks, brokers, dealers and trust companies (collectively, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.
DTC.   We understand that DTC is:
•
a limited-purpose trust company organized under the laws of the State of New York;

•
a “banking organization” within the meaning of the New York Banking Law;

•
a member of the Federal Reserve System;

•
a “clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended; and

•
a “clearing agency” registered pursuant to Section 17A of the Exchange Act.

We understand that DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers (including one or more of the underwriters), banks and trust companies, clearing corporations and certain other organizations.
We understand that indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies, which we refer to collectively as the “indirect participants,” that clear through or maintain a custodial relationship with a participant either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.
We expect that, pursuant to procedures established by DTC:
•
upon deposit of each global security, DTC will credit, on its book-entry registration and transfer system, the accounts of participants designated by the underwriters with an interest in the global security; and

•
ownership of beneficial interests in the global securities will be shown on, and the transfer of ownership of beneficial interests in the global securities will be effected only through, records maintained by DTC (with respect to the interests of participants) and the participants and the indirect participants (with respect to the interests of persons other than participants).

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer beneficial interests in the notes represented by a global security to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person holding a beneficial interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical security in respect of that interest.
So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee, as the case may be, will be considered the sole legal owner or holder of the notes represented by that global security for all purposes of the notes and the indenture. Except as set forth above under the caption “Book-Entry, Delivery and Form — Definitive Securities,” owners of beneficial interests in a global security will not be entitled to have the notes represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of definitive notes and will not be considered the owners or holders of the notes represented by that beneficial interest under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global security must rely on the procedures of DTC and, if that holder is not a participant or an indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or that global security. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global security desires to take any action that DTC, as the holder of that global security, is entitled to take, DTC would authorize the participants to take that action and the participants would authorize holders owning through those participants to take that action or would otherwise act upon the instruction of those holders. Neither we nor the trustee (in any of its capacities) will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC or for maintaining, supervising or reviewing any records of DTC relating to the notes.
Under the terms of the indenture, we and the trustee may treat the person in whose names the notes, including the global securities, are registered as the owners thereof for the purpose of receiving payment thereon and for all other purposes whatsoever. Accordingly, neither we nor the trustee (in any of its capacities) has or will have any responsibility or liability for the payment of those amounts to owners of beneficial interests in a global security. Payments by the participants and the indirect participants to the owners of beneficial interests in a global security will be governed by standing instructions and customary industry practice and will be the responsibility of the participants and indirect participants and not of DTC.
Although we understand DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, it is under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. Neither we nor the trustee (in any of its capacities) will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Clearstream.   We understand that:
•
Clearstream is incorporated under the laws of Luxembourg as a professional depositary;

•
Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates;

•
Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing;

•
Clearstream interfaces with domestic markets in several countries;

•
as a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier);

•
Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters;

•
indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly; and

•
distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by the U.S. Depositary for Clearstream.

Euroclear.   We understand that:
•
Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash;

•
Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries;

•
Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”);

•
all operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative;

•
the Cooperative establishes policy for Euroclear on behalf of Euroclear Participants;

•
Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters;

•
indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly;

•
the Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission;

•
securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we will refer to herein as the “Terms and Conditions”;

•
the Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear;

•
all securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts; and

•
the Euroclear operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

We understand that:
•
distributions of principal and interest with respect to notes held through Euroclear or Clearstream will be credited to the cash accounts of Euroclear Participants or Clearstream Participants in accordance with the relevant system’s rules and procedures, to the extent received by such system’s depositary;

•
links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes and cross-market transfers of the notes associated with secondary market trading; and

•
DTC will be linked indirectly to Clearstream and Euroclear through the DTC accounts of their respective U.S. depositaries.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of DTC, Euroclear and Clearstream, as applicable, and are subject to change by them from time to time. None of Abbott, the underwriters or the trustee (in any of its capacities) takes any responsibility for these operations and procedures, and you are urged to contact DTC, Clearstream, Euroclear or their respective participants to discuss these matters.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a general discussion of the material U.S. federal income tax consequences to U.S. holders and non-U.S. holders (each as defined below) with respect to the ownership and disposition of notes acquired in this offering, but it does not purport to be a complete analysis of all the potential tax considerations. This discussion is limited to the U.S. federal income tax consequences relevant to holders that acquire notes in the initial offering at their original “issue price” and hold them as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not address tax consequences relevant to subsequent purchasers of the notes. This discussion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, judicial decisions and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein.
The following discussion is for general information only and does not purport to be a complete analysis of all the potential U.S. federal income tax effects that may be relevant to particular holders in light of their particular circumstances. This discussion does not address the effect of any special rules under the U.S. federal income tax laws applicable to certain types of persons, including, for example, dealers in securities or currencies, insurance companies, banks or other financial institutions, persons subject to any minimum tax, thrifts, real estate investment trusts, regulated investment companies, tax-exempt entities, grantor trusts, U.S. persons whose functional currency is not the U.S. dollar, former citizens and residents of the United States, persons who hold notes as part of a straddle, hedge, conversion transaction, or other risk reduction or integrated transaction, traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings, corporations treated as “personal holding companies,” “controlled foreign corporations,” “passive foreign investment companies,” individual retirement accounts, qualified pension plans and other tax-deferred accounts, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes, other pass-through entities (or investors therein) and persons required to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being recognized on an applicable financial statement. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 nor any considerations with respect to any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury regulations promulgated thereunder and any intergovernmental agreements entered in connection therewith and any laws, regulations or practices adopted in connection with any such agreement). This discussion does not address any U.S. state or local or non-U.S. tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the income tax (e.g., estate and gift tax laws).
Prospective investors should consult their own tax advisors as to the particular tax consequences to them of the ownership and disposition of the notes, including the applicability and effect of any U.S. federal income and other tax laws, any state, local or non-U.S. tax laws or any treaty and any changes (or proposed changes) in tax laws or interpretations thereof.
If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a person treated as a partner in such partnership will generally depend upon the status of the partner and upon the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as partners in any partnership holding notes should consult their own tax advisors regarding the tax consequences to them of the ownership or disposition of the notes.
The terms of the notes provide for payments by us in excess of stated interest or principal or prior to their scheduled payment dates under certain circumstances. The possibility of such payments may implicate special rules under Treasury regulations governing “contingent payment debt instruments.” According to those Treasury regulations, the possibility that such payments of excess or accelerated amounts will be made will not affect the amount of income a holder recognizes in advance of such payments, if, as of the date the notes are issued, there is only a remote chance that such payments will be made. We intend to take the position that the likelihood that that such payments will be made is remote within the meaning of the applicable Treasury regulations. Our position that these contingencies are remote is binding on a holder, unless such holder discloses its contrary position to the IRS in the manner required by the applicable Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to challenge this position successfully, a holder might be required, among other things, to (1) accrue interest income based on a projected payment schedule and comparable yield, which may be a higher rate than the stated interest rate on the notes and (2) treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange, redemption or other taxable disposition of a note. In the event that a contingency described above were to occur, it could affect the amount, timing and character of the income or loss recognized by a holder. Prospective holders should consult their own tax advisors regarding the tax consequences if the notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes will not be considered contingent payment debt instruments.
Certain U.S. Federal Income Tax Consequences to U.S. Holders
As used herein, the term “U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust (a) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Taxation of interest
It is anticipated, and this discussion assumes, that the issue price of the notes will be equal to the stated principal amount or, if the issue price is less than the stated principal amount, the difference will be a de minimis amount (as set forth in the applicable Treasury regulations). Accordingly, interest on a note generally will be taxable to a U.S. holder as ordinary income at the time it is received or accrued in accordance with the U.S. holder’s usual method of accounting for tax purposes.
Sale, exchange, redemption or other taxable disposition of a note
A U.S. holder will generally recognize gain or loss on a sale, exchange, redemption or other taxable disposition of a note measured by the difference, if any, between (i) the amount of cash and the fair market value of any property received, except to the extent that the cash or other property received in respect of a note is attributable to accrued but unpaid interest on the note, which amount, to the extent not previously included in income, will be taxable as ordinary interest income as described above under “Taxation of interest,” and (ii) the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note generally will equal the cost of the note to such U.S. holder.
Any gain or loss recognized on the sale or other taxable disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if at the time of such sale or other taxable disposition, the U.S. holder’s holding period for the note is more than one year. The deductibility of capital losses is subject to limitations.
Information reporting and backup withholding
Information reporting generally will apply to payments of interest on the notes and to the proceeds from a sale or other taxable disposition of the notes to a U.S. holder unless the U.S. holder is an exempt recipient. U.S. federal backup withholding (currently at a rate of 24%) generally will apply to such payments if the U.S. holder fails to furnish a properly completed and executed IRS Form W-9 to the applicable withholding agent providing such U.S. holder’s correct taxpayer identification number and complying with certain certification requirements or otherwise to establish an exemption from backup withholding.

Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a credit against such U.S. holder’s U.S. federal income tax liability and may entitle such U.S. holder to a refund provided such U.S. holder furnishes the required information to the IRS in a timely manner.
Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders
For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of a note that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.
Taxation of interest
Subject to the discussion of backup withholding below, payments of interest on a note to any non-U.S. holder will not generally be subject to U.S. federal income or withholding tax provided we or the person otherwise responsible for withholding U.S. federal income tax from payments on the notes receives a required certification from the non-U.S. holder and the non-U.S. holder is not:
•
an actual or constructive owner of 10% or more of the total combined voting power of all classes of our shares entitled to vote within the meaning of the Code and applicable Treasury regulations;

•
a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code; or

•
receiving such interest payments as income effectively connected with the conduct by the non-U.S. holder of a trade or business or, in the case of an income tax treaty resident, as income attributable to a permanent establishment or a fixed base of the non-U.S. holder, in each case, within the United States.

In order to satisfy the certification requirement, either the non-U.S. holder must provide a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or substitute Form W-8BEN or Form W-8BEN-E, or the appropriate successor form for either) under penalties of perjury that provides the non-U.S. holder’s name and address and certifies that the non-U.S. holder is not a U.S. person or a security clearing organization, bank, or other financial institution that holds the notes in the ordinary course of its trade or business on behalf of the non-U.S. holder certifies under penalties of perjury that it has received a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or substitute Form W-8BEN or the appropriate successor form for either) from the non-U.S. holder, and furnishes a copy of such a form to the payor.
A non-U.S. holder that does not qualify for exemption from withholding under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax, currently at the rate of 30%, or lower applicable treaty rate, on payments of interest on the notes that are not effectively connected with the conduct by the non-U.S. holder of a trade or business, or, if required by an applicable income tax treaty, attributable to a permanent establishment or a fixed base of the non-U.S. holder, in each case, in the United States.
Payments of interest on a note that are effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States (and, in the case of certain applicable tax treaties, are attributable to a permanent establishment or a fixed base maintained by a non-U.S. holder in the United States) will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally. If the non-U.S. holder is a corporation for U.S. federal income purposes, such payments also may be subject to a branch profits tax at the rate of 30%, or a lower applicable treaty rate. If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding two sentences, such payments will not be subject to U.S. withholding tax so long as the non-U.S. holder provides us, or the person who otherwise would be required to withhold U.S. federal income tax, with the appropriate certification.
Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

Sale, exchange, redemption or other taxable disposition of a note
Subject to the discussion of backup withholding below, except with respect to accrued and unpaid interest (which will generally be treated as described above under “— Certain U.S. Federal Income Tax Consequences to Non U.S. Holders — Taxation of interest”), any gain realized by a non-U.S. holder on the sale, exchange, redemption or other taxable disposition of a note generally will not be subject to U.S. federal income tax, unless:
•
such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment or a fixed base of the non-U.S. holder in the United States); or

•
the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a corporation also may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.
Gain described in the second bullet point above generally will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S. source capital losses, if any, of the non-U.S. holder.
Information reporting and backup withholding
Any payments of interest to a non-U.S. holder will generally be reported to the IRS and to the non-U.S. holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the non-U.S. holder resides.
Backup withholding and certain additional information reporting generally will not apply to payments of interest with respect to which either the requisite certification, as described above, has been received or an exemption otherwise has been established, provided that neither we nor the person who otherwise would be required to withhold U.S. federal income tax has actual knowledge or reason to know that the non-U.S. holder is, in fact, a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.
The payment of the proceeds from the disposition of the notes by or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption; provided that the broker does not have actual knowledge or reason to know that the non-U.S. holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of the notes by a non-U.S. holder effected at a non-U.S. office of a U.S. broker or a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless such non-U.S. holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), certifying such non-U.S. holder’s non-U.S. status or by otherwise establishing an exemption. Backup withholding will apply if the disposition is subject to information reporting and the broker has actual knowledge that the non-U.S. holder is a U.S. person.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability provided such non-U.S. holder furnishes the required information to the IRS in a timely manner.
PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM RELATING TO THE OWNERSHIP AND DISPOSITION OF THE NOTES.

UNDERWRITING
We are offering the notes described in this prospectus supplement through a number of underwriters. Morgan Stanley & Co. LLC, Barclays Capital Inc., BofA Securities, Inc. and J.P. Morgan Securities LLC are the representatives of the underwriters. We have entered into a firm commitment underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the aggregate principal amount of notes listed next to its name in the following table:
Underwriters	Principal Amount of Floating Rate Notes due 2029	Principal Amount of Notes due 2029	Principal Amount of Notes due 2031	Principal Amount of Notes due 2033	Principal Amount of Notes due 2036	Principal Amount of Notes due 2038	Principal Amount of Notes due 2056	Principal Amount of Notes due 2066
Morgan Stanley & Co. LLC	$265,000,000	$596,250,000	$662,500,000	$728,750,000	$993,750,000	$530,000,000	$993,750,000	$530,000,000
Barclays Capital Inc.	120,000,000	270,000,000	300,000,000	330,000,000	450,000,000	240,000,000	450,000,000	240,000,000
BofA Securities, Inc.	120,000,000	270,000,000	300,000,000	330,000,000	450,000,000	240,000,000	450,000,000	240,000,000
J.P. Morgan Securities LLC	120,000,000	270,000,000	300,000,000	330,000,000	450,000,000	240,000,000	450,000,000	240,000,000
BNP Paribas Securities Corp.	45,000,000	101,250,000	112,500,000	123,750,000	168,750,000	90,000,000	168,750,000	90,000,000
Citigroup Global Markets Inc.	45,000,000	101,250,000	112,500,000	123,750,000	168,750,000	90,000,000	168,750,000	90,000,000
Deutsche Bank Securities Inc.	45,000,000	101,250,000	112,500,000	123,750,000	168,750,000	90,000,000	168,750,000	90,000,000
MUFG Securities Americas Inc.	45,000,000	101,250,000	112,500,000	123,750,000	168,750,000	90,000,000	168,750,000	90,000,000
SG Americas Securities, LLC	45,000,000	101,250,000	112,500,000	123,750,000	168,750,000	90,000,000	168,750,000	90,000,000
HSBC Securities (USA) Inc.	25,000,000	56,250,000	62,500,000	68,750,000	93,750,000	50,000,000	93,750,000	50,000,000
Mizuho Securities USA LLC	25,000,000	56,250,000	62,500,000	68,750,000	93,750,000	50,000,000	93,750,000	50,000,000
Santander US Capital Markets LLC	25,000,000	56,250,000	62,500,000	68,750,000	93,750,000	50,000,000	93,750,000	50,000,000
Standard Chartered Bank	25,000,000	56,250,000	62,500,000	68,750,000	93,750,000	50,000,000	93,750,000	50,000,000
Goldman Sachs & Co. LLC	10,000,000	22,500,000	25,000,000	27,500,000	37,500,000	20,000,000	37,500,000	20,000,000
RBC Capital Markets, LLC	10,000,000	22,500,000	25,000,000	27,500,000	37,500,000	20,000,000	37,500,000	20,000,000
Siebert Williams Shank & Co., LLC	10,000,000	22,500,000	25,000,000	27,500,000	37,500,000	20,000,000	37,500,000	20,000,000
Academy Securities, Inc.	5,000,000	11,250,000	12,500,000	13,750,000	18,750,000	10,000,000	18,750,000	10,000,000
BBVA Securities Inc.	5,000,000	11,250,000	12,500,000	13,750,000	18,750,000	10,000,000	18,750,000	10,000,000
ING Financial Markets LLC	5,000,000	11,250,000	12,500,000	13,750,000	18,750,000	10,000,000	18,750,000	10,000,000
U.S. Bancorp Investments, Inc.	5,000,000	11,250,000	12,500,000	13,750,000	18,750,000	10,000,000	18,750,000	10,000,000
Total	$1,000,000,000	$2,250,000,000	$2,500,000,000	$2,750,000,000	$3,750,000,000	$2,000,000,000	$3,750,000,000	$2,000,000,000
The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the notes if they buy any of them. The underwriters will sell the notes to the public when and if the underwriters buy the notes from us.
The underwriters have advised us that they propose initially to offer the notes to the public for cash at the public offering prices set forth on the cover page of this prospectus supplement, and to certain dealers at such prices less concessions not in excess of 0.150% of the principal amount of the Floating Rate Notes, 0.150% of the principal amount of the 2029 Notes, 0.200% of the principal amount of the 2031 Notes, 0.250% of the principal amount of the 2033 Notes, 0.250% of the principal amount of the 2036 Notes, 0.275% of the principal amount of the 2038 Notes, 0.500% of the principal amount of the 2056 Notes and 0.500% of the principal amount of the 2066 Notes. The underwriters may allow, and such dealers may reallow, concessions not in excess of 0.100% of the principal amount of the Floating Rate Notes, 0.100% of the principal amount of the 2029 Notes, 0.150% of the principal amount of the 2031 Notes, 0.150% of the principal amount of the 2033 Notes, 0.200% of the principal amount of the 2036 Notes, 0.200% of the principal amount of the 2038 Notes, 0.350% of the principal amount of the 2056 Notes and 0.350% of the principal amount of the 2066 Notes to certain other dealers. After the public offering of the notes, the public offering prices and other selling terms may be changed.
The aggregate proceeds to us are set forth on the cover page of this prospectus supplement before deducting our expenses in offering the notes. Abbott estimates that it will spend approximately $35,981,900 for printing, registration fees, rating agency fees and other expenses (other than estimated discounts of the underwriters) related to the offering of the notes.
We have agreed to indemnify the underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.
The notes are new issues of securities with no established trading markets. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes of each series after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public markets for the notes do not develop, the market prices and liquidity of the notes may be adversely affected.
In connection with the offering of the notes, the representatives may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the representatives may over-allot in connection with the offering, creating a short position. In addition, the representatives may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the prices of the notes. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market prices of the notes. The representatives will not be required to engage in these activities, and may engage in these activities, and may end any of these activities, at any time without notice.
Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.
U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliates of the securities registrar, paying agent, calculation agent, and trustee under the indenture governing the notes.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority.
Extended Settlement
We expect that delivery of the notes will be made to investors on or about March 9, 2026, which is the tenth business day following the date of this prospectus supplement (such settlement being referred to as “T+10”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the business day before the delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to make such trades should consult their own advisors.
Selling Restrictions
Canada
The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment hereto or thereto) contains a misrepresentation; provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
European Economic Area
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (a) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not to be considered a prospectus for the purposes of the Prospectus Regulation.

United Kingdom
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.
Hong Kong
The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has not offered or sold any notes or caused such notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such notes or cause such notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore other than:
(a)
to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”);

(b)
to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA; or

(c)
otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA, except:
i.
to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA;

ii.
where no consideration is or will be given for the transfer;

iii.
where the transfer is by operation of law;

iv.
as specified in Section 276(7) of the SFA; or

v.
as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore SFA Product Classification — Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA), that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04- N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Japan
The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Taiwan
The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the notes in Taiwan.
Switzerland
This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (the “FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

LEGAL MATTERS
Certain legal matters in connection with the offering of the notes for Abbott will be passed upon by Wachtell, Lipton, Rosen & Katz, New York, New York and for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS
The consolidated financial statements and the related financial statement schedule of Abbott Laboratories and subsidiaries appearing in Abbott Laboratories’ Annual Report (Form 10-K) for the year ended December 31, 2025, and the effectiveness of Abbott Laboratories’ and subsidiaries’ internal control over financial reporting as of December 31, 2025 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and financial statement schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
Abbott files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC filings of Abbott are available to the public at the SEC website at www.sec.gov. In addition, you may obtain free copies of the documents Abbott files with the SEC, including any of the documents filed with the SEC and incorporated herein by reference, by going to Abbott’s website at www.abbott.com or by contacting Abbott’s Investor Relations Department at 100 Abbott Park Road, Abbott Park, IL 60064-6400, Attention: Investor Relations, or by telephone at (224) 667-8945. The website address of Abbott is provided as an inactive textual reference only. The information provided on the Internet website of Abbott, other than copies of the documents listed below that have been filed with the SEC, is not part of this prospectus supplement and, therefore, is not incorporated herein by reference.
Statements contained in this prospectus supplement, or in any document incorporated by reference into this prospectus supplement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows Abbott to “incorporate by reference” into this prospectus supplement documents that Abbott files with the SEC including certain information required to be included in this prospectus supplement. This means that Abbott can disclose important information to you by referring you to those documents. The information incorporated by reference into this prospectus supplement is considered to be a part of this prospectus supplement, and later information that Abbott files with the SEC will automatically update and supersede that information. Abbott incorporates by reference the documents and information filed with the SEC listed below:
•
Annual Report on Form 10-K for the fiscal year ended December 31, 2025;

•
Current Report on Form 8-K filed with the SEC on February 20, 2026; and

•
The information in the Definitive Proxy Statement for Abbott’s 2025 Annual Meeting filed with the SEC on March 14, 2025 that is incorporated by reference into Abbott’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Notwithstanding the foregoing, information furnished by Abbott on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this prospectus supplement.
Abbott also incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the filing of this registration statement and before Abbott has terminated the offering. Abbott’s subsequent filings with the SEC will automatically update and supersede information in this prospectus supplement.
We have not, and the underwriters have not, authorized any person to provide you with any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations, and prospects may have changed since those dates.

PROSPECTUS
Abbott Laboratories
Debt Securities
Common Shares
Preferred Shares
Depositary Shares
Warrants
Purchase Contracts
Units
By this prospectus, Abbott may offer from time to time, either separately or together, debt securities, common shares, preferred shares, depositary shares, warrants, purchase contracts, and units (collectively, the “securities”).
Abbott will provide you with the specific terms and the public offering prices of these securities in one or more supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.
Abbott’s common shares are listed on the New York Stock Exchange under the symbol “ABT.”
Investing in our securities involves a number of risks. You should carefully read and consider the risk factors included in our periodic reports, in any prospectus supplements relating to specific offerings of securities and in other documents that we file with the Securities and Exchange Commission (the “Commission”) and that are incorporated herein by reference.
Neither the Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
This prospectus is dated February 23, 2026.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that Abbott filed with the Commission under the “shelf registration” process. Under this shelf registration process, Abbott may, from time to time, sell securities under this prospectus. This prospectus provides you with a general description of the securities Abbott may offer. Each time Abbott sells securities, Abbott will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”
As used in this prospectus, “Abbott” refers to Abbott Laboratories, an Illinois corporation, or Abbott Laboratories and its consolidated subsidiaries, as the context requires.
Abbott has not authorized anyone to give any information or to make any representations concerning the securities that Abbott may offer, except those which are in this prospectus, any prospectus supplement that is delivered with this prospectus, any related free writing prospectus that Abbott authorizes, or any documents incorporated by reference into this prospectus. Abbott takes no responsibility for, and can provide no assurance as to the reliability of, any other information or representations that others may give or make to you. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the securities that are referred to in the prospectus supplement. This prospectus is not an offer to sell or a solicitation of an offer to buy securities in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any offer or sale of securities, as an indication that there has been no change in Abbott’s affairs since the date of this prospectus.
You should not assume that the information in this prospectus or any applicable prospectus supplement or any related free writing prospectus is accurate as of any date other than the date on the cover of the applicable document. Abbott’s business, financial condition, results of operations and prospects may have changed since that date.

ABBOTT LABORATORIES
Abbott Laboratories is an Illinois corporation, incorporated in 1900. Abbott’s principal business is the discovery, development, manufacture, and sale of a broad and diversified line of healthcare products.
Abbott has four reportable segments: Established Pharmaceutical Products, Diagnostic Products, Nutritional Products, and Medical Devices.
Established Pharmaceutical Products — These products include a broad line of branded generic pharmaceuticals manufactured worldwide and marketed and sold outside the United States in emerging markets. These products are generally sold directly to wholesalers, distributors, government agencies, healthcare facilities, pharmacies, and independent retailers from Abbott-owned distribution centers or public warehouses, depending on the market served. Certain products are co-marketed or co-promoted with, or licensed from, other companies.
Diagnostic Products — These products include a broad line of diagnostic systems and tests manufactured, marketed, and sold worldwide. These products are generally marketed and sold directly to blood banks, hospitals, commercial laboratories, clinics, physicians’ offices, retailers, government agencies, alternate care testing sites, and plasma protein therapeutic companies from Abbott-owned distribution centers, public warehouses or third-party distributors.
Nutritional Products — These products include a broad line of pediatric and adult nutritional products manufactured, marketed, and sold worldwide. These products are generally marketed and sold directly to consumers and to institutions, wholesalers, retailers, healthcare facilities, government agencies, and third-party distributors from Abbott-owned distribution centers or third-party distributors.
Medical Devices — These products include a broad line of rhythm management, electrophysiology, heart failure, vascular and structural heart devices for the treatment of cardiovascular diseases, and diabetes care and continuous glucose monitoring products, as well as neuromodulation devices for the management of chronic pain and movement disorders. Medical devices are manufactured, marketed and sold worldwide. In the United States, depending upon the product, medical devices are generally marketed and sold directly to wholesalers, hospitals, ambulatory surgery centers, physicians’ offices, consumers, and distributors from Abbott-owned distribution centers, public warehouses or third-party distributors. Outside the United States, sales are made either directly to customers or through distributors, depending on the market served.
Abbott’s corporate offices are located at 100 Abbott Park Road, Abbott Park, Illinois 60064-6400, and the telephone number is (224) 667-6100.
Abbott also maintains an Internet site at www.abbott.com. Abbott’s website and the information contained therein or connected thereto shall not be deemed to be incorporated herein or in the accompanying prospectus supplement, and you should not rely on any such information in making an investment decision.

USE OF PROCEEDS
Unless otherwise specified in the prospectus supplement in connection with a particular offering, Abbott will use the net proceeds from the sale of the securities for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES
The debt securities will be issued under a base indenture, dated as of March 10, 2015 (the “indenture”), between Abbott and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “trustee”). The following is a summary of the material provisions of the indenture and is qualified in its entirety by the provisions of the indenture, including definitions of certain terms used in the indenture. Wherever Abbott refers to particular sections or defined terms of the indenture, those sections or defined terms are incorporated by reference in this prospectus and the applicable prospectus supplement. You should review the form of indenture that is incorporated by reference as an exhibit to the registration statement, of which this prospectus forms a part, for additional information. In this section of this prospectus, references to “Abbott” are to Abbott Laboratories (and not its subsidiaries) and any person that succeeds thereto, and is substituted therefor, under the terms of the indenture.
The following summarizes certain general terms and provisions of the debt securities. Each time Abbott offers debt securities, the prospectus supplement relating to that offering will describe the terms of the debt securities Abbott is offering.
General
The debt securities will be Abbott’s unsecured and unsubordinated debt obligations and will rank equally in right of payment with Abbott’s other unsecured and unsubordinated debt obligations.
Unless otherwise indicated in the prospectus supplement, principal of, premium, if any, and interest on the debt securities will be payable, and the transfer of debt securities will be registrable, at any office or agency maintained by Abbott for that purpose. The debt securities will be issued only in registered form without coupons and, unless otherwise indicated in the applicable prospectus supplement, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of the debt securities, but Abbott may require you to pay a sum sufficient to cover any tax or other governmental charge imposed in connection with the transfer or exchange.
The prospectus supplement will describe the following terms of the debt securities Abbott is offering:
•
the title of the debt securities;

•
any limit on the aggregate principal amount of the debt securities;

•
the date or dates on which the principal of the debt securities is payable;

•
the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, or the method by which the rate or rates will be determined, the date or dates from which any interest will accrue, the interest payment dates on which any interest will be payable, and the regular record date for the interest payable on any interest payment date;

•
the place or places where the principal of and any premium and interest on the debt securities will be payable;

•
the person who is entitled to receive any interest on the debt securities, if other than the record holder on the record date;

•
the period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at the option of Abbott;

•
the obligation, if any, of Abbott to redeem, purchase or repay the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder and the period or periods within which, the price or prices at which and the terms and conditions upon which Abbott will redeem, purchase or repay, in whole or in part, the debt securities pursuant to such obligation;

•
the currency, currencies or currency units in which Abbott will pay the principal of and any premium and interest on any debt securities, if other than the currency of the United States of America and the manner of determining the equivalent in U.S. currency;

•
if the amount of payments of principal of or any premium or interest on any debt securities may be determined with reference to an index or formula, the manner in which such amounts will be determined;

•
if the principal of or any premium or interest on any debt securities is to be payable, at Abbott’s election or at the election of the holder, in one or more currencies or currency units other than that or those in which the debt securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on the debt securities as to which such election is made will be payable, and the periods within which and the terms and conditions upon which such election is to be made;

•
if other than the debt securities’ principal amount, the portion of the principal amount of the debt securities that will be payable upon declaration of acceleration of the maturity;

•
the applicability of the provisions described in the section of this prospectus captioned, “Defeasance and Covenant Defeasance”;

•
if the debt securities will be issued in whole or in part in the form of a book-entry security as described in the prospectus supplement, the depository Abbott appointed or its nominee with respect to the debt securities and the circumstances under which the book-entry security may be registered for transfer or exchange or authenticated and delivered in the name of a person other than the depository or its nominee; and

•
any other terms of the debt securities.

Abbott may offer and sell the debt securities as original issue discount securities at a substantial discount below their stated principal amount. The prospectus supplement will describe the federal income tax consequences and other special considerations applicable to original issue discount securities and any debt securities the federal tax laws treat as having been issued with original issue discount. “Original issue discount securities” means any debt security that provides for an amount less than its principal amount to be due and payable upon the declaration of acceleration of the maturity of the debt security upon the occurrence and continuation of an “Event of Default.”
The indenture does not contain covenants or other provisions designed to afford holders of the debt securities protection in the event of a highly leveraged transaction, change in credit rating or other similar occurrence.
Certain Covenants of the Company
Restrictions on Secured Debt.   Unless otherwise provided in the prospectus supplement with respect to any series of the debt securities, if Abbott or any domestic subsidiary incurs, issues, assumes or guarantees any indebtedness for borrowed money represented by notes, bonds, debentures or other similar evidences of indebtedness for borrowed money and that indebtedness is secured by a mortgage on any principal domestic property or on any shares of stock or debt of any domestic subsidiary, Abbott will secure, or cause its domestic subsidiary to secure, the outstanding debt securities equally and ratably with, or prior to, that indebtedness, so long as that indebtedness is so secured. Abbott is not required to secure the debt securities, however, if, after giving effect to securing such other indebtedness for borrowed money, the aggregate amount of all such secured indebtedness, together with all attributable debt in respect of sale and leaseback transactions involving principal domestic properties (other than sale and leaseback transactions permitted pursuant to the second bullet under the heading “Restrictions on Sales and Leasebacks” below), would not exceed 15% of Abbott’s consolidated net assets. This restriction will not apply to, and there shall be excluded in computing secured indebtedness for the purpose of this restriction, debt secured by:
•
mortgages on property of, or on any shares of stock or debt of, any person existing at the time that person becomes a domestic subsidiary;

•
mortgages in favor of Abbott or any subsidiary thereof;

•
mortgages in favor of U.S. or foreign governmental bodies to secure partial, progress, advance or other payments;

•
mortgages on property, shares of stock or debt existing at the time of acquisition thereof, including acquisition through merger or consolidation;

•
mortgages to secure the payment of all or any part of the cost of acquisition, construction, development or improvement of the underlying property, or to secure debt incurred to provide funds for any such purpose, provided that the commitment of the creditor to extend the credit secured by any such mortgage is obtained not later than 365 days after the later of (a) the completion of the acquisition, construction, development or improvement of such property or (b) the placing in operation of such property;

•
with respect to each series of debt securities, mortgages existing on the first date on which such series of debt securities is authenticated by the trustee;

•
mortgages incurred in connection with pollution control, industrial revenue or similar financings;

•
mortgages created in substitution of or as replacements for any mortgages referred to in the foregoing list, inclusive, provided that, based on a good-faith determination of an officer of Abbott, the property encumbered under any such substitute or replacement mortgage is substantially similar in nature to the property encumbered by the otherwise permitted mortgage which is being replaced; and

•
any extension, renewal or replacement of any debt secured by any mortgage referred to in the foregoing list, inclusive; provided, that such extension, renewal or replacement mortgage is limited to all or a part of the same property, shares of stock or debt that secured such mortgage and the debt secured by such mortgage at such time is not increased (other than by an amount equal to any related financing costs (including, but not limited to, the accrued interest and premium, if any, on the debt being refinanced) and, where an additional principal amount of debt is incurred to provide funds for the completion of a specific project that is subject to a mortgage securing the debt being extended, refinanced or renewed, by an amount equal to such additional principal amount).

Restrictions on Sales and Leasebacks.   Unless otherwise provided in the prospectus supplement with respect to any series of the debt securities, neither Abbott nor any domestic subsidiary may enter into any sale and leaseback transaction, unless:
•
Abbott or the domestic subsidiary could incur debt secured by a mortgage on the principal domestic property under the restrictions described above under “Restrictions on Secured Debt” in an amount equal to the attributable debt with respect to the sale and leaseback transaction without equally and ratably securing the outstanding debt securities; or

•
Abbott, within 180 days after the sale or transfer by Abbott or any domestic subsidiary, applies to the retirement of Abbott’s funded debt, which is defined as indebtedness for borrowed money of Abbott or of a wholly-owned domestic subsidiary having a maturity of, or by its terms extendible to a date, more than 12 months after the date of such application, an amount equal to the greater of:

(1)
the net proceeds of the sale of the principal domestic property sold and leased under such arrangement; or

(2)
the fair market value of the principal domestic property sold and leased, subject to credits for certain voluntary retirements of debt securities and funded debt.

The following are the meanings of terms that are important in understanding the restrictive covenants of Abbott:
•
“attributable debt” means the present value (discounted at the rate of 8% each year compounded monthly) of the obligations for net rental payments required to be paid during the remaining term of any lease of more than 12 months, subject to certain adjustments, including where the lessee has the right to terminate the lease upon the payment of a penalty on or after the date of determination.

•
“consolidated net assets” means the aggregate amount of assets, less reserves and other deductible items, after deducting current liabilities, as shown on Abbott’s consolidated balance sheet contained in the latest quarterly report to Abbott’s shareholders and prepared in accordance with generally accepted accounting principles. The calculation of “consolidated net assets” shall give pro forma effect to any acquisition by or disposition of assets in excess of $500,000,000 of Abbott or any of its subsidiaries that occurred since the end of such fiscal quarter, as if such acquisition or disposition had occurred on the last day of such fiscal quarter.
•
“domestic subsidiary” means a subsidiary of Abbott that transacts substantially all of its business or maintains substantially all of its property within the United States, excluding its territories, possessions and Puerto Rico, except a subsidiary that (1) is engaged primarily in financing operations outside of the United States or in leasing personal property or financing inventory, receivables or other property or (2) does not own a principal domestic property.

•
“mortgage” means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

•
“person” means an individual, partnership, corporation (including a business trust), joint-stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

•
“principal domestic property” means any building, structure or other facility, together with the land on which it is erected and fixtures comprising a part of it, used primarily for manufacturing, processing, research, warehousing or distribution, located in the United States, excluding its territories, possessions and Puerto Rico, owned or leased by Abbott or any of its domestic subsidiaries and having a net book value which, on the date the determination as to whether a property is a principal domestic property is being made, is in excess of 2% of Abbott’s consolidated net assets, other than any such building, structure or other facility or a portion thereof which is an air or water pollution control facility financed by state or local governmental obligations or which Abbott’s chairman of the board, chief executive officer, an executive vice president, a senior vice president or a vice president and the chief financial officer, treasurer or assistant treasurer determine in good faith, at any time on or prior to such date, is not of material importance to the total business conducted or assets owned by Abbott and its subsidiaries as an entirety.

•
“sale and leaseback transaction” means any arrangement with any bank, insurance company or other lender or investor (not including Abbott or any subsidiary) or to which any such lender or investor is a party, providing for the leasing by Abbott or any domestic subsidiary for a period, including renewals, in excess of three years of any principal domestic property which has been or is to be sold or transferred, more than 180 days after the acquisition thereof or the completion of construction and commencement of full operation thereof, by Abbott or any domestic subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such principal domestic property.

•
“subsidiary” means any person which is a corporation, partnership, joint venture, limited liability company, trust or estate, and of which Abbott directly or indirectly owns or controls stock or other interests, which under ordinary circumstances, not dependent upon the happening of a contingency, has the voting power to elect a majority of such person’s board of directors, managers, trustees or equivalent. The term does not include any person that does not own a principal domestic property if Abbott’s chairman of the board, chief executive officer, an executive vice president, a senior vice president or a vice president and the chief financial officer, treasurer or assistant treasurer determine in good faith that Abbott’s existing aggregate investments, including those of its domestic subsidiaries, in the person are not of material importance to the total business conducted, or assets owned, by Abbott or its subsidiaries, as an entirety.

Events of Default
With respect to a series of debt securities, any one of the following events will constitute an event of default under the indenture:
•
failure to pay any interest or premium (if any) on any debt security of that series when due, continued for 30 days;

•
failure to pay principal of any debt security of that series when and as due;

•
failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

•
Abbott’s failure to perform, or breach of, any other covenant or warranty in the indenture, other than a covenant or warranty included in the indenture solely for the benefit of a series of debt securities other than that series, continued for 90 days after written notice as provided in the indenture;

•
certain events involving the bankruptcy, insolvency or reorganization of Abbott; or

•
any other event of default provided with respect to debt securities of that series.

If any event of default (other than an event of default involving an event of bankruptcy, insolvency or reorganization of Abbott) occurs and continues, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount or, if the debt securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of those debt securities, of all the debt securities of that series to be due and payable immediately by a notice in writing to Abbott, and to the trustee if given by holders. The principal amount (or specified amount) will then be immediately due and payable. If an event of default involving an event of bankruptcy, insolvency or reorganization of Abbott occurs, the principal of all the debt securities then outstanding or, if the debt securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of those debt securities, and any accrued interest of all the debt securities of that series, will become immediately due and payable without any action on the part of the trustee or any holder. After acceleration, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in principal amount of outstanding debt securities of that series may, under certain circumstances, rescind and annul the acceleration with respect to such series.
Additional or different events of default applicable to a series of debt securities may be described in a prospectus supplement. An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities. The prospectus supplement relating to any series of debt securities that are original issue discount securities will contain the particular provisions relating to acceleration of the stated maturity of a portion of the principal amount of that series of original issue discount securities upon the occurrence and continuation of an event of default.
The indenture provides that, subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer the trustee reasonable security or indemnity. Generally, the holders of a majority in aggregate principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.
A holder of any series of debt securities will not have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless:
•
the holder has previously given to the trustee written notice of a continuing event of default;

•
the holders of at least 25% in principal amount of the outstanding debt securities of that series have made written request to the trustee to institute such proceeding as trustee;

•
the trustee has not instituted proceedings within 60 days after receipt of such notice; and

•
the trustee shall not have received from the holders of a majority in aggregate principal amount of the debt securities of that series a direction inconsistent with such request during the 60-day period.

However, these limitations do not apply to a suit instituted by a holder for enforcement of payment of the principal of and premium, if any, or interest on its debt securities on or after the respective due dates.
Abbott is required to furnish to the trustee annually a statement as to its performance of certain obligations under the indenture and as to any default.
Modification and Waiver
Abbott and the trustee may modify and amend the indenture with the consent of the holders of not less than the majority in aggregate principal amount of the outstanding debt securities of each series which is affected. Neither Abbott nor the trustee may, however, modify or amend the indenture without the consent of the holders of each outstanding debt security affected if such action would:
•
change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

•
reduce the principal amount thereof or the rate of interest thereon, or any premium payable upon redemption thereof, or reduce the amount of the principal of an original issue discount security that would be due and payable upon acceleration of the maturity thereof;

•
change the place or currency of payment of principal of, premium, if any, or interest on any debt security;

•
impair the right to institute suit for the enforcement of any payment on any debt security on or after the stated maturity thereof, or in the case of redemption, on or after the redemption date;

•
reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

•
modify certain provisions of the indenture, except to increase any percentage of principal amount whose holders are required to approve any change to such provision or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of each holder affected.

The holders of at least a majority in principal amount of the outstanding debt securities of any series may, on behalf of all holders of that series, waive compliance by Abbott with certain restrictive provisions of the indenture. The holders of not less than a majority in principal amount of the outstanding debt securities of any series may, on behalf of all holders of that series, waive any past default under the indenture, except (1) a default in the payment of principal, premium or interest and (2) in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of those holders of each outstanding debt security of that series affected.
Consolidation, Merger and Sale of Assets
Abbott shall not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless:
•
the person formed by that consolidation or into which Abbott is merged or the person which acquires by conveyance or transfer, or which leases, Abbott’s properties and assets substantially as an entirety is a corporation, limited liability company or partnership organized under the laws of the United States of America, any State or the District of Columbia, and expressly assumes Abbott’s obligations on the debt securities under a supplemental indenture;

•
immediately after giving effect to the transaction no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing;

•
if Abbott’s properties or assets become subject to a mortgage, pledge, lien, security interest or other encumbrance not permitted by the indenture, Abbott or such successor, as the case may be, takes the necessary steps to secure the debt securities equally and ratably with, or prior to, all indebtedness secured thereby; and

•
Abbott has delivered to the trustee an officers’ certificate and an opinion of counsel stating compliance with these provisions.

Defeasance and Covenant Defeasance
The indenture provides, unless otherwise indicated in the prospectus supplement relating to that particular series of debt securities, that, at Abbott’s option, Abbott:
•
will be discharged from any and all obligations in respect of the debt securities of that series, except for certain obligations to register the transfer of or exchange of debt securities of that series, replace stolen, lost or mutilated debt securities of that series, maintain paying agencies and hold moneys for payment in trust (“defeasance”); or

•
need not comply with certain restrictive covenants of the indenture, including those described in the section of the prospectus captioned, “Certain Covenants of the Company” and “Consolidation, Merger and Sale of Assets” and the occurrence of an event described in the fourth bullet point in the section of the prospectus captioned, “Events of Default” relating to such covenants will no longer be an event of default (“covenant defeasance”), in each case, if Abbott irrevocably deposits, in trust, with the trustee money and/or U.S. government obligations, which through the payment of interest and principal in accordance with their terms will provide money, in an amount sufficient to pay all the principal of and premium, if any, and interest on the debt securities of that series on the dates such payments are due, which may include one or more redemption dates that Abbott designates, in accordance with the terms of the debt securities of that series.
Abbott may establish this trust only if, among other things:
•
no event of default or event which with the giving of notice or lapse of time, or both, would become an event of default with respect to the debt securities of such series shall have occurred and be continuing on the date of the deposit, or insofar as an event of default resulting from certain events involving Abbott’s bankruptcy or insolvency are concerned, at any time during the period ending on the 121st day after the date of the deposit or, if longer, ending on the day following the expiration of the longest preference period applicable to Abbott in respect of the deposit;

•
the defeasance or covenant defeasance, as applicable, will not cause the trustee to have any conflicting interest with respect to any other of Abbott’s securities or result in the trust arising from the deposit to constitute, unless it is qualified as, a “regulated investment company”;

•
the defeasance or covenant defeasance, as applicable, will not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which Abbott is a party or by which Abbott is bound; and

•
Abbott has delivered an opinion of counsel to the effect that the beneficial owners will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance, as applicable, and will be subject to federal income tax in the same manner as if the defeasance or covenant defeasance, as applicable, had not occurred, which opinion of counsel, in the case of defeasance, must refer to and be based upon a published ruling of the Internal Revenue Service, a private ruling of the Internal Revenue Service addressed to Abbott, or otherwise a change in applicable federal income tax law occurring after the date of the indenture.

If Abbott fails to comply with its remaining obligations under the indenture after a covenant defeasance of the indenture with respect to the debt securities of any series and the debt securities of such series are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations on deposit with the trustee may be insufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. Abbott will, however, remain liable for those payments.
Concerning the Trustee
U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association) will serve as the trustee under the indenture. The trustee performs services for Abbott in the ordinary course of business.
The trustee (in each of its capacities) assumes no responsibility and will have no liability for the accuracy or completeness of the information concerning Abbott or its affiliates or any other party contained in this prospectus or the related documents or for any failure by Abbott or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information. The trustee (in each of its capacities) will be entitled to those certain rights, benefits, powers, privileges, protections, immunities, indemnities and limitations of liability as more fully set forth in the indenture.

DESCRIPTION OF COMMON SHARES
The following is a description of the principal terms of Abbott’s common shares. The following description is not meant to be complete and is qualified by reference to Abbott’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and Amended and Restated By-Laws (“By-Laws”), each of which is incorporated by reference as an exhibit to this prospectus, and the Illinois Business Corporation Act.
Authorized and Outstanding
As of January 31, 2026, Abbott had 2,400,000,000 authorized common shares, of which 1,737,682,887 were outstanding.
Listing
Abbott’s common shares are traded on the New York Stock Exchange under the symbol “ABT.” The principal market for Abbott’s common shares is the New York Stock Exchange. Shares are also listed on NYSE Texas and traded on various regional and electronic exchanges. Outside of the United States, Abbott’s shares are listed on the SIX Swiss Exchange.
Dividends
The board of directors may authorize, and Abbott may make, distributions to its common shareholders, subject to any restriction in Abbott’s Articles of Incorporation and to those limitations prescribed by law.
Fully Paid
All of Abbott’s outstanding common shares are fully paid and non-assessable.
Voting Rights
Each of Abbott’s outstanding common shares is entitled to one vote in each matter submitted to a vote at a meeting of shareholders. In addition, in all elections for directors, every shareholder has the right to vote the number of shares owned by it for as many persons as there are directors to be elected, or to cumulate its votes and give one candidate as many votes as shall equal the number of directors multiplied by the number of shares or to distribute its cumulative votes in any proportion among any number of candidates.
Shareholder Action by Written Consent; Meetings
Under Illinois corporate law, any action required to be taken by Abbott’s shareholders may be taken without a meeting and without a vote if a consent in writing is signed by holders of shares having at least the number of votes necessary at a shareholder meeting.
Abbott’s By-Laws provide that special meetings of the shareholders of the corporation may be called only by:
•
the board of directors;

•
the chairman of the board of directors;

•
the chief executive officer;

•
any president; or

•
the holders of not less than one-fifth of all outstanding shares entitled to vote on the matter for which the meeting is called.

Transfer Agent and Registrar
Computershare Inc. and Computershare Trust Company, N.A. are Abbott’s transfer agent and registrar. Computershare Trust Company, N.A. is located in Canton, Massachusetts.

DESCRIPTION OF OTHER SECURITIES
We will set forth, in the applicable prospectus supplement, a description of any preferred shares, depositary shares, warrants, purchase contracts or units that may be offered pursuant to this prospectus.

LEGAL OPINIONS
Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered under this prospectus will be passed upon for Abbott by Wachtell, Lipton, Rosen & Katz, New York, New York, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS
The consolidated financial statements and the related financial statement schedule of Abbott Laboratories and subsidiaries appearing in Abbott Laboratories’ Annual Report (Form 10-K) for the year ended December 31, 2025, and the effectiveness of Abbott Laboratories’ and subsidiaries’ internal control over financial reporting as of December 31, 2025 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and financial statement schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
Abbott files annual, quarterly and current reports, proxy statements and other information with the Commission. Abbott’s Commission filings are available to the public on the Commission’s web site at http://www.sec.gov. In addition, you may obtain free copies of the documents Abbott files with the Commission, including any of the documents filed with the Commission and incorporated herein by reference, by going to Abbott’s website at www.abbott.com or by contacting Abbott’s Investor Relations Department at 100 Abbott Park Road, Abbott Park, IL 60064-6400, Attention: Investor Relations, or by telephone at (224) 667-8945. The website address of Abbott is provided as an inactive textual reference only. The information provided on the Internet website of Abbott, other than copies of the documents listed below that have been filed with the Commission, is not part of this prospectus and, therefore, is not incorporated herein by reference.
This prospectus is part of a registration statement that Abbott filed with the Commission. The Commission allows Abbott to “incorporate by reference” the information Abbott files with the Commission. This means that Abbott can disclose important information to you by referring you to other documents that Abbott identifies as part of this prospectus. The information incorporated by reference is considered to be part of this prospectus. Abbott incorporates by reference the documents listed below:
•
Annual Report on Form 10-K for the fiscal year ended December 31, 2025;

•
Current Report on Form 8-K filed with the Commission on February 20, 2026;

•
The information in the Definitive Proxy Statement for Abbott’s 2025 Annual Meeting filed with the Commission on March 14, 2025 that is incorporated by reference into Abbott’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024; and

•
the description of our common shares contained in Exhibit 4.36 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and any other amendments and reports filed for the purpose of updating such description.

Abbott also incorporates by reference any future filings it makes with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of the filing of this registration statement and before Abbott has terminated the offering. Abbott’s subsequent filings with the Commission will automatically update and supersede information in this prospectus.
You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. Abbott has not authorized anyone else to provide you with different information. This prospectus is an offer to sell or buy only the securities described in this document, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current and accurate only as of the date of this prospectus.

$20,000,000,000
Abbott Laboratories
$1,000,000,000 Floating Rate Notes due 2029
$2,250,000,000 3.700% Notes due 2029
$2,500,000,000 4.000% Notes due 2031
$2,750,000,000 4.300% Notes due 2033
$3,750,000,000 4.650% Notes due 2036
$2,000,000,000 4.750% Notes due 2038
$3,750,000,000 5.500% Notes due 2056
$2,000,000,000 5.600% Notes due 2066

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers
Morgan Stanley (All Notes)	Barclays (All Notes)	BofA Securities (All Notes)	J.P. Morgan (All Notes)
BNP PARIBAS (2031 Notes, 2038 Notes)	Citigroup (Floating Rate Notes, 2029 Notes, 2066 Notes)	Deutsche Bank Securities (2056 Notes)	MUFG (2033 Notes)	SOCIETE GENERALE (2036 Notes)
Senior Co-Managers
BNP PARIBAS (Floating Rate Notes, 2029 Notes, 2033 Notes, 2036 Notes, 2056 Notes, 2066 Notes)	Citigroup (2031 Notes, 2033 Notes, 2036 Notes, 2038 Notes, 2056 Notes)	Deutsche Bank Securities (Floating Rate Notes, 2029 Notes, 2031 Notes, 2033 Notes, 2036 Notes, 2038 Notes, 2066 Notes)
MUFG (Floating Rate Notes, 2029 Notes, 2031 Notes, 2036 Notes, 2038 Notes, 2056 Notes, 2066 Notes)	SOCIETE GENERALE (Floating Rate Notes, 2029 Notes, 2031 Notes, 2033 Notes, 2038 Notes, 2056 Notes, 2066 Notes)
Co-Managers
HSBC (All Notes)	Mizuho (All Notes)	Santander (All Notes)	Standard Chartered Bank (All Notes)	Goldman Sachs & Co. LLC (All Notes)	RBC Capital Markets (All Notes)
Siebert Williams Shank (All Notes)	Academy Securities (All Notes)	BBVA (All Notes)	ING (All Notes)	US Bancorp (All Notes)
February 23, 2026